Exhibit 2.4

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

Dated as of April 12, 2021

among

AYTU BIOPHARMA, INC.,

RUMPUS VEDS LLC,

RUMPUS THERAPEUTICS LLC,

RUMPUS VASCULAR LLC,

and solely with respect to certain provisions, CHRISTOPHER BROOKE and

NATHANIEL MASSARI

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) dated as of April 12, 2021 is entered into by and among Aytu BioPharma, Inc., a Delaware corporation (“Buyer”), Rumpus VEDS LLC, a Delaware limited liability company (“Rumpus VEDS”), Rumpus Therapeutics LLC, a Delaware limited liability company (“Rumpus Therapeutics”), Rumpus Vascular LLC, a Delaware limited liability company (“Rumpus Vascular,” and together with Rumpus VEDS and Rumpus Therapeutics, the “Sellers,” and together with Buyer and Sellers, the “Parties”), and solely with respect to Sections 2.2(e)(iv) and 5.1, Christopher Brooke (“Brooke”) and Nathaniel Massari (“Massari”).

Certain capitalized terms used herein have the meanings ascribed to them in Section 1.1.

RECITALS

WHEREAS, Sellers own certain rights and other assets relating to the Product and to Sellers’ business of developing pharmaceutical products (the “Business”);

WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, on the terms and subject to the conditions set forth in this Agreement, all of the rights and other assets relating to the Business; and

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions, agreements and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS; INTERPRETATION

Section 1.1.         Definitions. For purposes of this Agreement, the following terms shall have the corresponding meanings set forth below:

“Acquisition” has the meaning set forth in Section 2.1(a).

“Action” means any claim, action, suit, arbitration, audit, proceeding, or formal investigation, in each case by or before a Governmental Authority.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such first Person.

“Agreement” has the meaning set forth in the preamble hereof.

“Apportioned Obligations” has the meaning set forth in Section 5.2(b).

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.5(b)(i)(C).

“Assumed Contracts” has the meaning set forth in Section 2.3(a)(i).

“Assumed Liabilities” means (a) all Liabilities primarily arising out of or related to the Assumed Contracts and Purchased Assets following the Closing; (b) all Liabilities primarily arising out of or related to the operation of the Business by Buyer following the Closing; and (c) all unpaid expenses incurred by Sellers to the extent relating to or arising out of the Intellectual Property Rights conveyed in the Johns Hopkins License Agreement on or prior to the Closing and that are set forth on Schedule 1.1(a) hereto.

“Aytu Common Stock” means Buyer’s common stock, par value $.0001 per share.

“Aytu Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of Buyer and its Subsidiaries, taken as a whole; or (b) the ability of Buyer to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (a), an Aytu Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial, or securities markets; (ii) the announcement of the transactions contemplated by this Agreement; (iii) any outbreak or escalation of war or any act of terrorism; or (iv)    general conditions in the industry in which Buyer and its Subsidiaries operate; provided further, however, that any event, change, and effect referred to in clauses (i), (iii), or (iv) immediately above shall be taken into account in determining whether an Aytu Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change, or effect has a disproportionate effect on Buyer and its Subsidiaries, taken as a whole, compared to other participants in the industries in which Buyer and its Subsidiaries conduct their businesses.

“Aytu SEC Documents” has the meaning set forth in Section 4.6(a).

“Base Period” has the meaning set forth in Section 2.2(b).

“Bill of Sale” has the meaning set forth in Section 2.5(b)(i)(C).

“Books and Records” means all books, records, files and documents related to the Business or the Product or other Purchased Asset (including sales, pricing, promotional, research and development, data (including Data), customer and supplier lists, marketing studies, consultant reports, physician databases and correspondence (excluding invoices), complaint files and adverse drug experience files, correspondence with Governmental Authorities, manufacturing files, registrations and commercial files and materials (including packaging and graphics files) and, to the extent not originals, true and complete copies of all files primarily relating to the filing, prosecution, issuance, maintenance, enforcement or defense of any Business Intellectual Property, including written Third Party correspondence, records and documents related to research and non- clinical and clinical testing and studies for the Product conducted by or on behalf of Sellers, including laboratory and engineering notebooks, procedures, tests, dosage, criteria for patient selection, safety and efficacy and study protocols, investigators brochures and all vigilance and other safety records) in all forms, including electronic, in which they are stored or maintained, and all data and information included or referenced therein, in each case that are licensed, owned or controlled by or otherwise in the possession of Sellers in respect of the Product. Books and Records shall include the documents delivered to or received by the FDA that are described on Schedule 2.3(a)(iii) (the “Regulatory Documents”).

“Brooke” has the meaning set forth in the Preamble.

“Business” has the meaning set forth in the recitals hereof.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York City are permitted or required by applicable Law to remain closed.

“Business Intellectual Property” means all Intellectual Property Rights Controlled by Sellers that (i) relate to the Business, the Product, or (ii) were acquired, generated, conceived, reduced to practice, or otherwise made or used by or for Sellers in connection with Exploiting the Product or otherwise in connection with the Business, and the rights to sue and recover for past infringement or misappropriation of any of the foregoing.

“Business Patents” means the patents, authorizations and other items set forth on Schedule 1.1(b).

“Buy-Back Negotiation” has the meaning set forth in Section 2.2(f)(i).

“Buyer” has the meaning set forth in the preamble hereof.

“Buyer Indemnified Party” has the meaning set forth in Section 6.1(a).

“Buyer’s Knowledge” (and similar phrases) means, with respect to any matter in question, the actual knowledge of the following individual: Joshua Disbrow.

“Cap” has the meaning set forth in Section 6.3(c).

“Change of Control” has the meaning set forth in Section 7.6.

“Clinical Trial” means the clinical trial conducted based on the Study Protocol.

“Closing” has the meaning set forth in Section 2.5(a).

“Closing Consideration” has the meaning set forth in Section 2.1(b)(i).

“Closing Date” has the meaning set forth in Section 2.5(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Competing Product” has the meaning set forth in Section 5.1(b)(i).

“Confidential Information” has the meaning set forth in Section 5.1(a)(i).

“Contemplated Transactions” means the transactions contemplated by this Agreement and any Related Document.

“Contracts” means any legally binding loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement, distribution agreement or other legally binding contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, franchise or license, whether written or oral.

“Control” including its various tenses and derivatives (such as “controlled” and “controlling”) means (a) when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by Contract or otherwise, (b) when used with respect to any security, the possession, directly or indirectly, of the power to vote, or to direct the voting of, such security or the power to dispose of, or to direct the disposition of, such security and (c) when used with respect to any Intellectual Property Rights, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to enforce such Intellectual Property Rights against infringers, or to assign such Intellectual Property Rights or grant a license, sublicense or other right to or under such Intellectual Property Rights, or to compel another to do so.

“Convertible Promissory Note” means the convertible promissory note, dated February 3, 2020, by and between Rumpus VEDS and Rumpus Vascular.

“Data” means all databases and data, including all compilations thereof, and all rights therein, including any and all scientific, technical and test data, including research data, clinical pharmacology data, chemistry, manufacturing and controls data (including analytical and quality control data and stability data), pre-clinical data, clinical data or any data included in any submissions made in association with an IND or Marketing Approval Controlled by Sellers that (a)    pertain to the Product, or (b) were collected, compiled, generated or used in connection with the Business, or (c) otherwise are related to the Business.

“Data Room” has the meaning set forth in Section 1.2.

“Denovo” means Denovo Biopharma, LLC.

“Denovo Option Agreement” means the Option Agreement, dated December 21, 2019, by and between Rumpus VEDS and Denovo, as amended pursuant to the First Amendment to Option Agreement dated December 17, 2020, including the Exclusive License Agreement, by and between Rumpus VEDS and Denovo, as amended (the “Denovo License”).

“Disclosure Letter” means the disclosure letter delivered to Buyer by Sellers simultaneously with the execution of this Agreement; all references to Schedules shall refer to Schedules to the Disclosure Letter.

“Disqualification Event” has the meaning set forth in Section 4.10.

“Dollars” or “$” means United States dollars.

“Earn-Out Expiration Date” has the meaning set forth in Section 2.2(b).

“Earn-Out Payment” has the meaning set forth in Section 2.2.

“Earn-Out Milestone” has the meaning set forth in Section 2.2(a).

“Earn-Out Notice” has the meaning set forth in Section 2.2(d).

“Earn-Out Shares” has the meaning set forth in Section 2.2(e)(i).

“Employment Agreements” has the meaning set forth Section 2.5(b)(i)(F).

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b)    concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substance. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” has the meaning set forth in Section 6.5.

“EU5 Countries” means, collectively, France, Germany, Italy, Spain and the United Kingdom.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.3(b).

“Excluded Contracts” means all Contracts to which any Seller is a party other than the Assumed Contracts.

“Excluded Liabilities” has the meaning set forth in Section 2.4(b).

“Exploit” means to make, import, use, sell, offer for sale, otherwise dispose of, research, develop, register, modify, enhance, improve, manufacture, store, formulate, optimize, export, transport, distribute, commercialize, promote, or market, or to have any of the foregoing done.

“Exploitation” means the act of Exploiting.

“FCPA” has the meaning set forth in Section 3.17(a).

“FDA” has the meaning set forth in Section 3.10(c).

“First Commercial Sale” means, with respect to the Product in a country, the first sale of such Product to a Third Party for monetary value for end use or consumption in such country after receipt of Regulatory Approval for the Product in such country, but not including transfers or dispositions of the Product for charitable, promotional, pre-clinical, clinical, regulatory or governmental purposes.

“First Indemnity Expiration Date” has the meaning set forth in Section 6.3(d).

“Future Earn-Out Payments” has the meaning set forth in Section 6.1(c).

“GAAP” means the United States generally accepted accounting principles in effect at the time relevant to the context in which such term is used herein.

“General Representation” means any representation or warranty that is not a Fundamental Representation.

“Governmental Authority” means any Federal, state, local, municipal, provincial or foreign government, any court, tribunal, administrative, regulatory or other governmental agency, department, commission or authority or any non-governmental self-regulatory agency, commission or authority.

“Hazardous Substance” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“IND” means an Investigational New Drug Application that is in effect pursuant to 21 C.F.R. § 312.40(b) and any supplements or modifications thereto.

“Indemnified Party” has the meaning set forth in Section 6.4(a).

“Indemnifying Party” has the meaning set forth in Section 6.4(a).

“Independent Accountants” has the meaning set forth in Section 2.7(a).

“Independent Reviewer” means a person or firm mutually agreed between Buyer and Sellers, and for purposes of Section 2.2(d)(ii), shall mean an independent accounting firm mutually agreed between Buyer and Sellers. If Buyer and Sellers cannot agree on the identity of a person or firm within seven days, or if any such person or firm declines to be engaged on the agreed terms, then the Independent Reviewer shall be an arbitrator appointed by the American Arbitration Association through its “Arbitrator Select” service, the costs of which service shall be split between the Buyer and Sellers equally.

“Indication” means Vascular Ehlers-Danlos Syndrome or any other indication disclosed in the Business Patents.

“Intellectual Property Rights” means any (a) inventions, patents, patent applications (including in each case any continuation, continuation-in-part, divisional, renewal, patent term extension (including any supplemental protection certificate), reexamination or reissue thereof), utility models, and other rights in inventions; (b) registered and unregistered trademarks, trade dress, trade names, logos, design rights, service marks, together with the goodwill pertaining to the foregoing, and all applications, registrations and renewals therefor; (c) registered and unregistered copyrights, works of authorship, copyrightable works (published or unpublished) and all applications, registrations and renewals therefor, with moral rights of attribution pertaining to the foregoing; (d) domain names; (e) software, computer programs and applications (whether in source code, object code or other form), and algorithms, databases, documentation and technology supporting the foregoing; (f) trade secrets, know-how (including all ideas, concepts, research and development, composition information and embodiments, formulations, manufacturing and production processes, techniques and information, specifications, technical and business data, Data, designs, drawings, suppliers lists, pricing and cost information, and data and know-how embodied in business and marketing plans and proposals); (g) other proprietary information and other proprietary intellectual property rights in any jurisdiction in the world; and (h) all copies and tangible embodiments of the foregoing in whatever form or medium.

“IRS” means the United States Internal Revenue Service.

“Issuer Covered Person” has the meaning set forth in Section 4.10.

“Issuance Threshold” has the meaning set forth in Section 2.2(e)(ii).

“Johns Hopkins License Agreement” means the Exclusive License Agreement by and between Johns Hopkins University and Rumpus VEDS, dated December 20, 2019.

“Labeling” has the meaning set forth in Section 201(m) of the FDCA and other comparable foreign Law relating to the subject matter thereof, including a Product label, packaging and instructions for use accompanying a Product, and any other written, printed, or graphic materials accompanying a Product, including patient instructions or patient indication guides.

“Law” means any federal, state, local or foreign constitution, treaty, law, statute, ordinance, rule, regulation, interpretation, guidance document, directive, policy, award, Order and any other ruling or decision of any applicable Governmental Authority, including without limitation the FDCA and any regulations promulgated thereunder, as amended from time to time.

“Liability or Liabilities” means liabilities, obligations and commitments, whether accrued or fixed, absolute or contingent, known or unknown, determined or determinable, due or to become due, or otherwise.

“Lien” means any lien (statutory or otherwise), security interest, pledge, hypothecation, mortgage, assessment, lease, claim, levy, license, defect in title, charge, or any other Third Party right, license or property interest of any kind, or any conditional sale or other title retention agreement, right of first option, right of first refusal or similar restriction, any covenant not to sue, or any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership or any agreement to give any of the foregoing in the future or similar encumbrance of any kind or nature whatsoever.

“Losses” has the meaning set forth in Section 6.1.

“Marketing Approval” means, with respect to the Product in a country or jurisdiction, any and all approvals, registrations, licenses or authorizations of the applicable Regulatory Authorities necessary for the marketing and sale of the Product for a particular indication in such country or jurisdiction, including, where applicable, approval of Labeling for such indication.

“Maximum Earn-Out Payment” has the meaning set forth in Section 2.2(a).

“Massari” has the meaning set forth in the Preamble.

“Measurement Date” has the meaning set forth is Section 3.3(c).

“Nasdaq” means the Nasdaq Capital Market.

“NDA” means a New Drug Application pursuant to 21 U.S.C. §355 et seq., and the regulations promulgated thereunder, as such application may be amended or supplemented from time to time, for Marketing Approval of a Product filed with the relevant Regulatory Authority to obtain Marketing Approval for a pharmaceutical, biological, diagnostic product, or medical device.

“Net Sales” means the gross amount invoiced for sales of the Product by Buyer or its Affiliates or sublicensees to Third Parties, less the following deductions from such gross amounts to the extent attributable to such Product:

(a)    trade, cash and quantity discounts;

(b)    price reductions or rebates (including in connection with copay assistance programs, savings offers or discount cards), retroactive or otherwise, or charge backs paid to Governmental Authorities, group purchasing organizations, Third Party payors (including managed health care organizations), or trade customers;

(c)    amounts repaid or credited by reason of rejections, defects, return goods allowance, recalls, returns or billing errors;

(d)    amounts repaid or credited or provisions made for uncollectible amounts on previously sold Product;

(e)    reasonable and customary freight, shipping insurance and other transportation charges directly related to the sale of the Product;

(f)    fees for any services provided by wholesalers and warehousing chains related to the distribution of such Product;

(g)    to the extent not covered above, administrative fees paid to group purchasing organizations or pharmaceutical benefit managers; and

(h)    sales, value-added and excise Taxes, tariffs and duties, and other Taxes and government charges directly related to the sale of Product other than franchise or income Taxes of any kind whatsoever.

All as determined in accordance with GAAP on a basis consistent with Buyer’s annual audited financial statements. For purposes of calculating Net Sales, a Product will be deemed to be sold when invoiced or delivered. For the avoidance of doubt, a license of the Product for resale, including any payments pursuant to any such license, shall not be deemed a sale of the Product for purposes of calculating Net Sales.

All aforementioned deductions shall be determined, on a country-by-country basis, as incurred in the ordinary course of business in type and amount consistent with the Buyer’s, the Affiliate’s or sublicensee’s (as the case may be) business practices and accounting standards. Net Sales includes the cash consideration received on a sale and the fair market value of all non-cash consideration.

The transfer or sale of Product between or among Buyer, Sellers and their respective Affiliates will not be considered a sale. Upon the sale or other disposal of Product, such sale, disposal or use will be deemed to constitute a sale with the consideration for the sale being the consideration for the relevant transaction and constituting Net Sales hereunder. A sale shall not include transfers or dispositions provided for patient assistance programs, charitable, compassionate use, promotional, pre-clinical, clinical, regulatory or government testing purposes.

“Objection Notice” has the meaning set forth in Section 2.2(d)(ii).

“Objection Period” has the meaning set forth in Section 2.2(d)(ii).

“Option” means the rights granted by Denovo to Rumpus VEDS pursuant to Section 2.1 of the Denovo Option Agreement.

“Option Exercise” means Buyer’s delivery of a written notice to Denovo indicating its exercise of the Option, as assignee of the Denovo Option Agreement.

“Order” means any writ, judgment, decree, injunction or similar order, including consent orders, of any Governmental Authority (in each such case whether preliminaryor final).

“Ordinary Course of Business” means the ordinary course of business of the Business consistent with Sellers’ past practices of operating the Business.

“Other Taxes” has the meaning set forth in Section 5.2(b).

“Party” or “Parties” has the meaning set forth in the preamble hereof.

“Permitted Liens” means, (i) statutory liens for Taxes, assessments and governmental charges not yet due and payable or that are being contested in good faith by appropriate proceedings and, if required under GAAP, for which appropriate reserves have been created; (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, material men and other Liens imposed by law arising or incurred in the ordinary course of business for amounts that are not yet due and payable and, if required under GAAP, for which appropriate reserves have been created or that are being contested in good faith by appropriate proceedings and that are not resulting from any breach, violation or default by Sellers of any Contract or applicable Law; (iii) any liens pursuant to the terms of the Johns Hopkins License Agreement or the Denovo License, or (iv) other Liens that do not materially impair the usage, disposition, pledging or operation of the respective asset.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or any Governmental Authority.

“Post-Closing Tax Period” means (i) any Tax period beginning on or after the Closing Date, and (ii) with respect to any Straddle Period, the portion of such period beginning on the Closing Date.

“Pre-Closing Tax Period” means (i) any Tax period ending before the Closing Date, and (ii) with respect to any Straddle Period, the portion of such period up to and including the end of the day immediately before the Closing Date.

“Price Per Share” shall be calculated as the greater of (i) the average of the volume weighted average price, or VWAP, of Aytu Common Stock on Nasdaq for the 10-day period ending one Business Day prior to the issuance of the applicable shares of Aytu Common Stock, and (ii) the price on Nasdaq as of the close of trading on the date of the issuance of the applicable shares of Aytu Common Stock.

“Pricing Approval” means, with respect to a Product in a country or jurisdiction, the approval, agreement, determination or governmental decision establishing the price that can be charged or level of reimbursement for such Product, if required in the relevant country or jurisdiction before any sale of such Product may occur in such country or jurisdiction.

“Product” means Enzastaurin, or any other product whose use, manufacture, import, sale or offer for sale is covered by the Business Patents.

“Public Official” has the meaning set forth in Section 3.17(c).

“Purchase Price” has the meaning set forth in Section 2.1(b)(ii).

“Purchase Price Allocation” has the meaning set forth in Section 2.7(a).

“Purchased Assets” has the meaning set forth in Section 2.3(a).

“Regulatory Approval” means, with respect to the Product in a country or jurisdiction, (a) Marketing Approval, and, only if applicable, (b) all Pricing Approvals with respect to the Product in such country or jurisdiction where Governmental Authority requires establishing a price of regulated pharmaceuticals prior to sale of such pharmaceuticals. For the avoidance of doubt, and without limiting the generality of the foregoing, Regulatory Approval in the United States does not currently require Pricing Approval.

“Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority with responsibility for granting Marketing Approvals or any other licenses or approvals, in such country or jurisdiction necessary for the marketing and sale of a Product in any jurisdiction, or that is concerned with the research, development, marketing, sale, use, handling and control, safety, efficacy, reliability or manufacturing of drug or biological products or medical devices.

“Regulatory Authorizations” means (a) all licenses, permits, certificates, clearances, exemptions, approvals, consents and other authorizations, including those prepared for submission to or issued by any Regulatory Authority or research ethics committee (including pre-market notification clearances, pre-market approvals, investigational device exemptions, non-clinical and clinical study authorizations, product re-certifications, manufacturing approvals and authorizations, CE Mark certifications, pricing and reimbursement approvals, Labeling approvals, registration notifications or their foreign equivalent), that are required for the Product or Purchased Assets or the Exploitation thereof; and (b) all applications, supporting files, drug master files, adverse event data, writings, data, studies and reports, and all correspondence to, with, or from the FDA or any other Regulatory Authority or research ethics committee, relating to any license, permit, certificate, clearance, exemption, approval, consent or other authorization described in clause (a).

“Related Documents” means, other than this Agreement, all other agreements, certificates and documents signed and delivered by any Party in connection with this Agreement or the transactions contemplated hereby.

“Representatives” means, with respect to any Person, such Person’s directors, officers, managers, employees, counsel, consultants, accountants, advisors, and other agents and representatives (in each case, acting in such Person’s capacity as such).

“Required Consents” has the meaning set forth in Section 5.8.

“Restricted Period” has the meaning set forth in Section 5.1(b)(i).

“ROFR” has the meaning set forth in Section 2.2(f)(iii).

“ROFR Notice” has the meaning set forth in Section 2.2(f)(iii).

“ROFR Period” has the meaning set forth in Section 2.2(f)(iii).

“Rumpus Therapeutics” has the meaning set forth in the Preamble.

“Rumpus Vascular” has the meaning set forth in the Preamble.

“Rumpus VEDS” has the meaning set forth in the Preamble.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 2.2(e)(iii).

“Sellers” has the meaning set forth in the preamble hereof.

“Sellers Indemnified Party” has the meaning set forth in Section 6.2.

“Sellers Material Adverse Effect” means any change, effect, event, occurrence or fact that, individually or in the aggregate, would reasonably be expected to result in, or has resulted in, a materially adverse change or effect to (a) the assets, liabilities or condition of the Business or the Purchased Assets or the conduct, nature or viability of the Business, taken as a whole, or (b) Sellers’ ability to consummate the Contemplated Transactions; provided, however, that, for purposes of clause (a), none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Seller Material Adverse Effect: (i) any change, effect, event, occurrence, state of facts or development relating to the economy in general in the United States or in any other jurisdiction in which a Seller has operations or conducts business, or conditions generally affecting the industries in which a Seller operates the Business, so long as the effects do not have a materially disproportionate adverse effect on the Purchased Assets or Business, taken as a whole, (ii) any change, effect, event, occurrence, state of facts or development reasonably attributable to conditions affecting the pharmaceutical industry (other than as may arise or result from regulatory action by a Regulatory Authority), so long as the effects do not have a materially disproportionate adverse effect on the Purchased Assets or Business, taken as a whole, (iii) the announcement, pendency or completion of the Contemplated Transactions, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with Sellers and the Business, (iv) earthquakes, hurricanes, tornadoes, natural disasters or global, national or regional political conditions, including hostilities, military actions, political instability, acts of terrorism or war or any escalation or material worsening of any such hostilities, military actions, political instability, acts of terrorism or war existing or underway as of the date hereof (other than any of the foregoing that causes any material damage or destruction to or renders unusable any material Purchased Assets and so long as the effects do not have a materially disproportionate adverse effect on the Purchased Assets, taken as a whole), (v) any effect that results from any action taken at the express prior written request of Buyer or with Buyer’s prior written consent, (vi) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures may nevertheless constitute a Sellers Material Adverse Effect, subject to the other provisions of this definition) or (vii) changes in Law or GAAP or any interpretation thereof (so long as the effects do not have a materially disproportionate effect and adversely impact the Purchased Assets or Business, taken as a whole and it being understood that this clause (vii) shall not apply with respect to any representation or warranty contained in this Agreement the purpose of which is to address compliance with Law or GAAP or any interpretation thereof).

“Seller’s Organizational Documents” has the meaning set forth in Section 3.1.

“Sellers’ Knowledge” (and similar phrases) means, with respect to any matter in question, the actual knowledge of the following individuals: Christopher Brooke and Nate Massari.

“Shelf Registration Statement” has the meaning set forth in Section 2.2(e)(iii).

“Straddle Period” means any taxable period beginning before and ending on or after the Closing Date.

“Study Protocol” means the study protocol for the treatment of Vascular Ehlers-Danlos Syndrome with Enzastaurin, as approved by Buyer.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax” or “Taxes” means (whether disputed or not) any and all Federal, state, local and foreign income, property, sales, use, value added, ad valorem, excise, withholding, payroll, employment, social security, capital gain, alternative minimum, transfer, franchise and other taxes and similar governmental charges, in each case in the nature of a tax, including any interest, penalties and additions with respect thereto.

“Tax Clearance Certificate” has the meaning set forth in Section 5.2(g).

“Tax Return” or “Tax Returns” means any and all returns (including amended returns), requests for extensions of time, claims for refund, declarations of estimated Tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to the foregoing, filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

“Taxing Authority” means any Federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body, in each case exercising regulatory authority with respect to Taxes.

“Third Party” means any Person other than: (a) a Seller or Buyer or (b) any Affiliates of a Seller or Buyer.

“Third Party Claim” has the meaning set forth in Section 6.4(a).

“Trading Market” means any of the following markets or exchanges on which Aytu Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

“Transfer Taxes” has the meaning set forth in Section 5.2(a).

“Treasury Regulations” means the final and temporary Regulations promulgated under the Code by the United States Department of the Treasury.

“Trigger Event” has the meaning set forth in Section 2.2(f)(i).

“Trigger Event Notice” has the meaning set forth in Section 2.2(f)(ii).

Section 1.2. Interpretation. When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article of, a Section of, or an Exhibit to, this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule, such reference shall be to a Schedule of the Disclosure Letter. The table of contents and headings contained in this Agreement, any Related Document or in any Exhibit or Schedule to the Disclosure Letter hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, such Related Document or such Exhibit or Schedule to the Disclosure Letter. Whenever the words “include”, “includes” or “including” are used in this Agreement or any Related Document, they shall be deemed to be followed by the words “without limitation”. The word “or,” when used in this Agreement, has the inclusive meaning represented by the phrase “and/or.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to the “date hereof” refer to the date of this Agreement. “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”. For purposes of this Agreement and the Related Documents, the phrases “delivered or made available to Buyer prior to the date hereof”, “delivered or made available to Buyer in the data room prior to the date hereof”, “has made available to Buyer prior to the date hereof” or “has made available to Buyer in the data room prior to the date hereof” and similar expressions in respect of any document or information will be construed for all purposes of this Agreement and the Related Documents as meaning that a copy of such document or information was filed and made available for viewing by Buyer in the electronic data rooms hosted by Sellers’ Dropbox site (the “Data Room”) in each case no later than three Business Days prior to the date hereof (or, if after such third Business Day, then delivered directly to Buyer and its legal counsel). All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract or statute defined or referred to herein or in any Contract that is referred to herein means (a) in the case of any statute, such statute and any comparable statute that from time to time replaces such statute by succession and (b) in the case of any Contract, such Contract and all amendments, modifications and attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Any reference contained in this Agreement to specific governmental regulatory provisions or to any specific Governmental Authority shall include any successor regulation or regulatory provisions, or successor Governmental Authority, as the case may be.

ARTICLE II.

PURCHASE AND SALE

Section 2.1.         Purchase and Sale of Purchased Assets; Purchase Price.

(a)         Pursuant to the terms and subject to the conditions of this Agreement, at the Closing, Sellers shall sell, convey, deliver, transfer and assign to Buyer (or its designated Affiliate), free and clear of all Liens, other than Permitted Liens, and Buyer (or its designated Affiliate) shall purchase, take delivery of and acquire from Sellers all of Sellers’ right, title and interest in, to and under all of the Purchased Assets. The purchase and sale of the Purchased Assets hereunder is referred to herein as the “Acquisition.”

(b)         In consideration of the sale, conveyance, delivery, transfer and assignment of the Purchased Assets to Buyer and Sellers’ other covenants and obligations hereunder, upon the terms and subject to the conditions hereof:

(i)    at the Closing, Buyer shall pay to Sellers (or their designees, as provided in writing), by wire transfer of immediately available funds to the account set forth on Schedule 2.1(b)(i), an amount equal to $1,500,000 (the “Closing Consideration”); and

(ii)    if and when they become payable pursuant to Section 2.2, Buyer shall pay to Sellers or their assignee(s) and, if applicable and subject to the terms of Section 6.5, into the Escrow Account, any Earn-Out Payment(s) (as defined below, and, together with the Closing Consideration, the “Purchase Price”).

Section 2.2.         Earn-Out.

(a)         Earn-Out Payments. Upon achievement of any of the events set forth in Schedule 2.2(a) by Buyer, its Affiliates or sublicensees (each, an “Earn-Out Milestone”), Buyer shall pay to Sellers or their assignee(s), and, if applicable and subject to the terms of Section 6.5, into the Escrow Account, the amount set forth opposite such Earn-Out Milestone (each, an “Earn- Out Payment”). When earned, Earn-Out Payments are cumulative, but for the avoidance of doubt, in no event shall the aggregate Earn-Out Payments exceed $67,500,000 (the “Maximum Earn-Out Payment”). Each of the Earn-Out Payments set forth in Schedule 2.2(a) shall be payable only one time and, for the avoidance of doubt, no amounts shall be due for subsequent or repeated achievements of an Earn-Out Milestone, whether for the same or a different Product or Indication.

(b)         Notwithstanding anything in this Agreement to the contrary, the potential to meet Earn-Out Milestones and receive Earn-Out Payments shall expire upon the latest of: (i) expiration of market exclusivity relating to Orphan Drug Designation in the United States (or Orphan Drug Designation-equivalent in an EU5 country or Japan if designation has been granted in any of those markets); (ii) expiration or invalidation of the last-to-expire Business Patent; and (iii)    erosion of Net Sales such that, for any twelve (12)-month period (the “Base Period”), the Net Sales for Base Period is ninety percent (90%) lower than the amount that is one-third (1/3) of the Net Sales for the 36-month period that ends on the last month preceding the beginning of the Base Period (such expiration date, the “Earn-Out Expiration Date”). For the avoidance of doubt, no Party shall have any further rights to any Earn-Out Payment that was not earned by the Earn-Out Expiration Date.

(c)         Buyer shall use commercially reasonable efforts to achieve each Earn-Out Milestone. For purposes of this Section 2.2(c), the term “commercially reasonable efforts” means, with respect to Buyer’s efforts to achieve the Earn-Out Milestones, the level of efforts consistent with the efforts and resources a pharmaceutical company of similar size and situation in the exercise of its reasonable business judgment typically devotes to its own product candidates of similar market potential, at a similar stage in development or product lifecycle, and taking into account the obligations set forth in the Johns Hopkins License Agreement and Denovo License; provided, however, nothing in this Agreement shall be construed to require the Buyer to pursue the Business in priority to any of Buyer’s other programs and product candidates. Further, Buyer’s obligation to make Earn-Out Payments under this Section 2.2 shall terminate immediately upon (A) termination, for any reason, of the Denovo License Agreement or the Johns Hopkins License Agreement, if such termination makes achievement of the Earn-Out Milestones impracticable; or (B) Buyer’s determination that the Clinical Trial has failed; provided, that, Buyer’s failure determination is made in good faith after engaging an independent Data Monitoring Committee or Data and Safety Monitoring Board to assess futility.

(d)         Earn-Out Notice; Independent Reviewer.

(i)           When the Buyer, in its reasonable discretion, determines that a particular Earn-Out Milestone has been achieved, the Buyer shall provide written notice of the occurrence of such Earn-Out Milestone (an “Earn-Out Notice”) as soon as practicable. If Sellers believe an Earn-Out Milestone has been reached without an Earn-Out Notice being issued by Buyer within a reasonable timeframe, it may notify Buyer of the same in writing. If Buyer fails to issue an Earn-Out Notice within three (3) days of such communication from Sellers, Sellers may initiate a review by the Independent Reviewer, whose costs shall be shared by Buyer and Sellers and whose determination as to the question of whether an Earn-Out Notice should be delivered with respect to any particular Earn-Out Milestone shall be final. Buyer shall pay any Earn-Out Payment within thirty (30) calendar days of the date of delivery to Sellers of the Earn-Out Notice related to such Earn-Out Milestone and Earn-Out Payment.

(ii)          If Sellers do not notify Buyer of a dispute with respect to the calculations contained within the applicable Earn-Out Notice delivered with respect to any Earn-Out Milestone based on Net Sales within thirty (30) days of Sellers’ receipt of such Earn-Out Notice (the “Objection Period”), such calculations shall be final, binding and conclusive upon the Parties, absent manifest arithmetic error. During such Objection Period, Buyer shall provide the Sellers with access to the books and records that are relevant to the calculation of the applicable Earn-Out Payment. If Sellers have any objections to such calculations, Sellers shall deliver to Buyer, within the applicable Objection Period, a detailed statement describing in good faith such objections (an “Objection Report”). If Sellers and Buyer are unable, after negotiating in good faith, to reach a final resolution within fifteen (15) days after the date of the Objection Report, then either Sellers or Buyer may refer the dispute to the Independent Reviewer to act as arbiter, and not for independent review. The costs of the Independent Reviewer shall be shared by Buyer and Sellers. The Independent Reviewer’s determination of the achievement or failure to achieve and Earn-Out Milestones and amount of the Earn-Out Payment due and owing, if any, shall be final and binding on the Parties.

(e)         Payment Method.

(i)    Buyer shall pay to Sellers or to their assignee(s) designated by Sellers, and, if applicable and subject to the terms of Section 6.5, into the Escrow Account, any Earn-Out Payment determined to have been earned pursuant to Section 2.2(d) above in immediately available funds, provided, that Buyer may elect (in Buyer’s sole discretion) instead to pay any such Earn-Out Payments by issuing to Sellers, or to assignee(s) of Sellers, the number of shares of Aytu Common Stock determined by dividing the applicable Earn-Out Payment by the Price Per Share on the date of payment of such shares (the “Earn-Out Shares”); provided, further that at least 5% of each Earn-Out Payment shall be paid in cash in immediately available funds to Sellers or their assignee(s). Notwithstanding the above, Earn-Out Shares shall be delivered to Sellers or their assignee(s) only upon receipt of appropriate investor representation and other required information as reasonably requested by Buyer.

(ii)    The aggregate number of Earn-Out Shares issued shall not exceed 4,600,000 total outstanding shares of Aytu Common Stock (the “Issuance Threshold”) without approval of a majority of the holders of Aytu Common Stock. If a majority of the holders of Aytu Common Stock do not provide such approval, the Earn-Out Payments owed pursuant to this Section 2.2 that exceed the Issuance Threshold will be paid in cash.

(iii)    Securities Matters. The Earn-Out Shares issued pursuant to Section 2.2(e)(i) shall be issued under an effective shelf registration statement (a “Shelf Registration Statement”) if available, and if such a Shelf Registration Statement is not available, pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

(iv)    Sellers and their assignee(s) and Brooke and Massari shall irrevocably agree not to sell, contract to sell, grant any option, right or warranty to purchase, transfer the economic risk of ownership in, make any short sale of, purchase any option or contract to sell, pledge or otherwise transfer, encumber or dispose of, any interest in any Earn-Out Shares or enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Earn-Out Shares during the six (6) months following the issuance of such Earn-Out Shares. Sellers and their assignee(s) and Brooke and Massari shall further irrevocably agree not make any short sale or pledge, loan, hypothecate or otherwise transfer any Earn-Out Shares for the purpose of entering into any “put equivalent position” (as defined in Rule 16a-1(h) of the Exchange Act) at any time. Sellers, Brooke and Massari further irrevocably agree to comply with the terms of any lock-up or similar agreement required in connection with an offering of securities of Buyer.

(f)          Buy-Back Negotiation and ROFR.

(i)    In the event any of the following events occur: (A) Buyer has abandoned its efforts to achieve any further Earn-Out Milestones and has no intention of renewing such efforts in the future, as evidenced by the facts and circumstances (including public statements); (B) Buyer has determined that the Clinical Trial has failed, in accordance with Section 2.2(c); or (C) Buyer makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; an order is entered adjudicating Buyer bankrupt or insolvent; any order for relief with respect to Buyer is entered under the Title 11 of the United States Code entitled “Bankruptcy,” as now or hereinafter in effect, or any successor statute; Buyer petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of Buyer, or of any substantial part of the assets of Buyer, or commences any proceeding relating to Buyer under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction (each of (A) through (C), a “Trigger Event”), Sellers may elect to require Buyer to enter into good faith negotiations to sell and assign the Purchased Assets (to the extent still in the possession of Buyer at that time), including all improvements thereto, back to Sellers, in exchange for such consideration and on such terms as Sellers and Buyer may agree (a “Buy-Back Negotiation”). Conducting a Buy-Back Negotiation or exercise of the ROFR (as described in Section 2.2(f)(iii) below) shall be Sellers’ sole remedy against Buyer in the event any Trigger Event in Section 2.2(f)(i)(C) occurs; provided, that Buyer shall remain liable for any and all Earn-Out Payments due and owing to Sellers prior to the date the Purchased Assets are transferred pursuant to the Buy-Back Negotiation or ROFR. For the avoidance of doubt, nothing in this Section 2.2(f) shall prevent Sellers from making a claim under Section 6.2 with respect to Buyer’s breach of its obligations under Section 2.2(c).

(ii)    To effect its rights under Section 2.2(f)(i), Sellers must provide Buyer with written notice of the alleged Trigger Event that gives rise to its rights to effect a Buy-Back Negotiation pursuant to Section 2.2(f)(i) (a “Trigger Event Notice”), including, if applicable, in reasonable detail a description of the facts and circumstances supporting Sellers’ position that Buyer has abandoned its efforts to achieve any further Earn-Out Milestone and has no intention of renewing such efforts in the future. If disputed, representatives of Sellers and Buyer with authority to resolve the allegation of occurrence of such Trigger Event shall meet and discuss in good faith Sellers’ allegations and Buyer’s perspective on Sellers’ allegation not less than thirty (30) days after receipt of the Trigger Event Notice in an attempt to resolve the dispute. If unable to resolve the dispute, Buyer or Sellers may seek a judicial determination of the question in accordance with this Agreement.

(iii)    In addition to the right to conduct a Buy-Back Negotiation described above, if a Trigger Event has occurred, then for the six-month period beginning on the later of (A) the date of the Trigger Event Notice or (B) a judicial determination described Section 2.2(f)(ii) in favor of Seller (the “ROFR Period”), Sellers shall have a right of first refusal (“ROFR”) with respect to any proposed sale of all or substantially all of the Purchased Assets (to the extent still in the possession of Buyer at that time) to a Third Party. During the ROFR Period, Buyer may not consummate a sale transaction or enter into a definitive agreement involving all or substantially all of such Purchased Assets unless it first (X) notifies Sellers of the proposed sale, which notice shall include a summary of the material terms of such sale (a “ROFR Notice”) and (Y) allows Sellers a twenty (20)-day period in which to elect to purchase such Purchased Assets on the same terms set forth in the ROFR Notice. Sellers must notify Buyer of their intent to exercise the ROFR on the terms set forth in the ROFR Notice in writing, which shall include reasonably satisfactory confirmation of Sellers’ capability to fulfill those terms. Upon receipt of such confirmation, Buyer and Sellers shall work in good faith to complete a sale transaction on such terms as soon as reasonably practicable.

(g)         Time of the Essence. The Parties agree that time is of the essence with respect to Buyer’s obligations to use commercially reasonable efforts to achieve each Earn-Out Milestone under Section 2.2(c).

(h)       Competing Products. During any period that Sellers are eligible to receive an Earn-Out Payment under this Agreement, Buyer shall not, and shall cause its Affiliates not to, develop, acquire or operate any business that develops, produces, markets or sells a Competing Product.

Section 2.3.         Purchased Assets.

(a)         The term “Purchased Assets” means all of the assets primarily used or held for use in the Business, including but not limited to Sellers’ right, title and interest in, to and under the following properties and assets (tangible or intangible), in each case other than the Excluded Assets:

(i)    the Contracts relating to the Business, including those set forth on Schedule 2.3(a)(i) (collectively, the “Assumed Contracts”), including all rights thereunder;

(ii)    all Business Intellectual Property owned by Sellers including the Intellectual Property Rights set forth on Schedule 2.3(a)(ii), and all licenses and other rights of Sellers in relation to any Business Intellectual Property that it does not own;

(iii)    all Books and Records, including the Regulatory Documents set forth on Schedule 2.3(a)(iii);

(iv)    all Data;

(v)    all prepaid expenses related to the Business, including as set forth on Schedule 2.3(a)(v);

(vi)    infrastructure for the marketing and commercialization of the Product, and/or other activities in support of the Business, including associated know-how, files, and other assets such as marketing materials, tradeshow booths and exhibits; and

(vii)   all claims, counterclaims, credits, causes of action, choses in action, rights of recovery, and rights of indemnification or setoff against Third Parties and other claims primarily arising out of or primarily relating to the Purchased Assets or the Assumed Liabilities after the Closing and all other intangible property rights that relate to the Purchased Assets or the Assumed Liabilities.

(b)         Other than the Purchased Assets, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Sellers are not selling or assigning, any other assets or properties of Sellers or any of their Affiliates, and all such other assets and properties shall be excluded from the Purchased Assets (collectively, the “Excluded Assets”). The Excluded Assets shall include, but not be limited to, the following:

(i)    all cash and cash equivalents, bank accounts and securities of Sellers;

(ii)   all Excluded Contracts;

(iii)  all rights, claims and credits of Sellers to the extent relating to any Excluded Asset or any Excluded Liability;

(iv)    all land, buildings, improvements and fixtures thereon owned or leased by Sellers;

(v)    the tangible personal property of Sellers;

(vi)   all rights and goodwill pertaining to the name “Rumpus” and the Rumpus logo;

(vii)    the domain name https://www.rumpustx.com/; and

(viii)   the membership interests of Sellers, corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Sellers.

Section 2.4.         Assumed Liabilities; Excluded Liabilities.

(a)         Pursuant to the terms and subject to the conditions of this Agreement, at the Closing, Sellers shall sell, convey, deliver, transfer and assign to Buyer (or its designated Affiliate), and Buyer (or its designated Affiliate) shall assume from Sellers the Assumed Liabilities.

(b)         Notwithstanding anything in this Agreement or the Related Documents to the contrary, other than the Assumed Liabilities: (i) Buyer shall not be the successor to any Seller, and (ii) Buyer expressly does not assume, and shall not become liable to pay, perform or discharge, any Liability whatsoever of any Seller, to the extent arising out of or otherwise relating in any way to the Purchased Assets. All such Liabilities are referred to herein as the “Excluded Liabilities”. Without limitation of the foregoing, the Excluded Liabilities shall include the following Liabilities:

(i)   any Liabilities to the extent relating to or arising out of the Excluded Assets;

(ii)   any Liability for Taxes (a) of any Seller, (b) relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period, (c) that arise out of the transactions contemplated hereby or that are the responsibility of any Seller pursuant to Section 5.2 other than Transfer Taxes for which Buyer is liable under Section 5.2 below, or (d) of any Person of any kind or description that becomes a liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of Contract or Law in connection with the transactions contemplated hereby;

(iii)    any Liabilities of any Seller under this Agreement, the Related Documents or in connection with the Contemplated Transactions;

(iv)    all Liabilities pertaining to any Assumed Contract which relate to the period prior to the Closing (other than the Assumed Liabilities);

(v)     all Liabilities under the Excluded Contracts;

(vi)    any Liabilities (including all Actions relating to such Liabilities) of Sellers or any Affiliates of a Sellers to any Person and claims from any Person to the extent relating to or arising out of circumstances existing on or prior to the Closing, including those to the extent relating to or arising out of any product liability, patent infringement, breach of warranty or similar claim for injury to person or property that resulted from the use, operation, ownership or misuse of the Purchased Assets or the operation of the business of Sellers or any Affiliates of a Seller, to the extent such conduct occurred on or prior to the Closing;

(vii)    any successor Liability relating to any Seller’s defined benefit plans or otherwise pursuant to applicable state employment or labor laws and ERISA;

(viii)    any Liabilities (including all Actions relating to such Liabilities) arising from actions or inactions during the pre-Closing period, to the extent relating to or arising out of the Intellectual Property Rights of any Person on or prior to the Closing, including any Liability for any loss or infringement, misappropriation, other violation thereof or for violation of privacy, personal information or data protection rights;

(ix)     the Convertible Promissory Note; and

(x)    any other Liabilities arising out of the Purchased Assets or the operation of the business of Sellers or any Affiliates of a Seller on or prior to the Closing, whether or not any such Liabilities are claimed prior to or after the Closing (other than the Assumed Liabilities).

Section 2.5.         Closing; Closing Deliverables.

(a)         Closing. The closing of the Acquisition (the “Closing”) shall take place remotely by exchange of electronic copies of the agreements, documents, certificates and other instruments set forth in this Section 2.5 on the date hereof, or at such other time, date or place as Sellers and Buyer may mutually agree upon in writing. The date on which the Closing occurs is referred to herein as the “Closing Date” and, for all purposes of this Agreement, the Closing shall be deemed effective as of open of business on the Closing Date.

(b)         Sellers Closing Deliverables. At or prior to the Closing, Sellers shall

(i)    deliver or cause to be delivered to Buyer:

(A)    the Purchased Assets free and clear of all Liens, other than Permitted Liens;

(B)    a certificate, dated as of the Closing Date, duly executed by the secretary of each Seller, certifying that: (i) all documents to be executed by each Seller and delivered at the Closing have been executed by a duly authorized officer of each Seller; (ii) the written consent of the managing member of each of Rumpus VEDS and Rumpus Vascular and the board of managers of Rumpus Therapeutics authorizing the execution, delivery and performance of this Agreement, as attached to the certificate, were duly adopted and remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto; and (iii) each Seller’s officer(s) executing this Agreement, and each of the other documents necessary for consummation of the Contemplated Transactions, is an incumbent officer, and the specimen signature on such certificate is a genuine signature;

(C)    the bill of sale in the form of Exhibit 2.5(b)(i)(C)(1) (the “Bill of Sale”) and the assignment and assumption agreement in the form of Exhibit 2.5(b)(i)(C)(2) (the “Assignment and Assumption Agreement”), each duly executed by each Seller;

(D)    a certificate from each Seller, dated as of the Closing Date, prepared and executed in accordance with Treasury Regulations Section 1.1445-2(b)(2) certifying that Buyer is not required to withhold from the proceeds of the Acquisition pursuant to Section 1445 of the Code;

(E)    a certificate, dated as of the Closing Date, duly executed by an authorized officer of each Seller, certifying that each Seller (a) is able to pay its debts as they become due and (b) has adequate capital to carry on its business;

(F)    employment agreements with each of Christopher Brooke and Nate Massari, substantially in the form of Exhibit 2.5(b)(i)(F) (the “Employment Agreements”); and

(G)   a duly completed and accurate IRS Form W-8orW-9 for each Seller.

(ii)    settle the Convertible Promissory Note and have no outstanding obligations thereunder.

(c)         Buyer Closing Deliverables. At or prior to the Closing, Buyer shall

(i)    deliver or cause to be delivered to Sellers:

(A)    the Closing Consideration;

(B)    a certificate, dated as of the Closing Date, duly executed by an authorized officer of Buyer, certifying that: (1) all documents to be executed by Buyer and delivered at the Closing have been executed by a duly authorized signatory of Buyer; (2) the resolutions adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement, as attached to the certificate, were duly adopted and remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto; and (3) Buyer’s officer executing this Agreement, and each of the other documents necessary for consummation of the Contemplated Transactions, is an incumbent officer, and the specimen signature on such certificate is a genuine signature;

(C)    a certificate, dated as of the Closing Date, duly executed by an authorized officer of Buyer, certifying that Buyer (a) is able to pay its debts as they become due and (b) has adequate capital to carry on its business;

(D)    the Bill of Sale and the Assignment and Assumption Agreement, each duly executed by Buyer.

(ii)    exercise or cause to be exercised the Option Exercise and pay to Denovo an amount equal to $550,000.

(iii)    pay to Johns Hopkins the assignment fee under the Johns Hopkins License Agreement in an amount equal to $50,000.

Section 2.6.         Non-assignable Assets.

(a)         Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.6, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver has not been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, subject to Sellers’ compliance with this Section 2.6, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. Following the Closing, Sellers and Buyer shall use, each at its own cost and expense, commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate all rights, liabilities and obligations under any and all Assumed Contracts or other liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely responsible for such liabilities and obligations from and after the Closing Date; provided, however, that neither any Seller nor Buyer shall be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Sellers shall sell, assign, transfer, convey and deliver to Buyer the relevant Purchased Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration. Applicable Transfer Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid by 50% by Sellers and 50% by Buyer in accordance with Section 5.2(a) of this Agreement.

(b)         To the extent that any Purchased Asset or Assumed Liability cannot be transferred to Buyer following the Closing pursuant to this Section 2.6, Buyer and Sellers shall use, each at its own cost and expense, commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing, or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset and/or Assumed Liability to Buyer as of the Closing and the performance by Buyer of its obligations with respect thereto. To the extent permitted under applicable Law, Sellers shall hold in trust for and pay to Buyer promptly upon receipt thereof, such Purchased Asset and all income, proceeds and other monies received by Sellers to the extent related to such Purchased Asset in connection with the arrangements under this Section 2.6. Notwithstanding anything herein to the contrary, the provisions of this Section 2.6 shall not apply to any consent or approval required under any antitrust, competition or trade regulation Law.

Section 2.7.         Purchase Price Allocation.

(a)         The Purchase Price and other relevant items for Tax purposes shall be allocated among the Purchased Assets in accordance with the principles set forth in Section 1060 of the Code (and the Treasury Regulations promulgated thereunder). Buyer shall prepare a draft allocation statement in accordance with the aforementioned principles and provide a copy to Sellers no later than sixty (60) calendar days after the Closing Date. Sellers shall inform Buyer in writing within thirty (30) calendar days of the receipt of such draft of any objection Sellers have to the draft allocation. To the extent that any such objection is received, the Buyer and Sellers shall attempt in good faith to resolve any dispute. If Buyer and Sellers are unable to reach such agreement within thirty (30) days after receipt by Buyer of such notice (or such longer period as may be mutually agreed), the disputed items shall be resolved by a nationally recognized accounting firm that is mutually acceptable to Buyer and Sellers (the “Independent Accountants”), and any determination by the Independent Accountants shall be final. The Independent Accountants shall resolve any disputed items within thirty (30) days of having the item referred to it pursuant to such procedures as it may require. The costs, fees and expenses of the Independent Accountants shall be borne equally by Buyer and Sellers. The allocation as determined by agreement of the Parties or by the Independent Accountants, as the case may be (the “Purchase Price Allocation”), shall be binding on the Parties.

(b)         Sellers and Buyer agree to act in accordance with the Purchase Price Allocation, as adjusted and finally determined in accordance with Section 2.7(a) if applicable, in any income Tax Return, including any forms or reports required to be filed pursuant to Section 1060 of the Code or any provisions of any comparable Law, unless otherwise required by a change in Law after the date hereof, or a final “determination,” as defined in Section 1313(a) of the Code or similar final resolution under applicable state, local or other Tax Law. Buyer and Sellers shall cooperate in the preparation of such Tax Returns and file such forms as required by applicable Law. Neither Buyer nor any Seller shall take a position inconsistent therewith upon examination of any Tax Return, in any refund claim, or in any litigation or investigation, without the prior written consent of the other Party, except as required by applicable Law. In the event that the Purchase Price Allocation is disputed by any Taxing Authority, the Party receiving notice of the dispute shall promptly notify the other Party in writing of such notice and resolution of the dispute.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers represent and warrant, to Buyer as follows, except as set forth in the Schedules to the Disclosure Letter attached hereto (to the extent any such Schedule to the Disclosure Letter is numbered to correspond to a representation or warranty, such Schedule to the Disclosure Letter includes a cross reference to a Schedule to the Disclosure Letter corresponding to another representation or warranty, or the applicability of disclosure on a Schedule to the Disclosure Letter to another representation is reasonably apparent based on the face of such disclosure).

Section 3.1. Organization, Standing and Power. Each Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite corporate power and authority to own, lease or otherwise hold and operate the Purchased Assets and the Business. Each Seller is duly qualified or licensed to do business and is in good standing (in jurisdictions that recognize the concept of good standing) in each jurisdiction in which the Business operates, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate has not been and would not reasonably be expected to materially impact the Business. Each Seller has made available to Buyer, prior to the execution of this Agreement, complete and accurate copies of such Seller’s certificate of incorporation, bylaws, certificate of organization, operating agreement, and any other applicable formation or organizational documents, in each case as amended to the date hereof (collectively, the “Seller’s Organizational Documents”). No Seller is in violation of any of the provisions of the applicable Seller’s Organizational Documents.

Section 3.2.         Authority; Noncontravention.

(a)         Each Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Related Documents and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the Related Documents by each Seller and the consummation by each Seller of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of each Seller and no other corporate proceedings on the part of each Seller are necessary to authorize this Agreement or the Related Documents or to consummate the Contemplated Transactions. Each of this Agreement and the Related Documents has been duly executed and delivered by each Seller and, assuming the due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies.

(b)         The execution and delivery of this Agreement and the Related Documents by Sellers do not, and the consummation of the Contemplated Transactions and compliance by Sellers with the provisions of this Agreement and the Related Documents will not, conflict with, or result in any violation or breach of, or default under (with or without notice or lapse of time, or both), or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon the Purchased Assets under, (i) any Seller’s Organizational Documents, (ii) any Contract to which any Seller is a party in respect of the Business, or to which any of the Purchased Assets is subject or (iii) any (A) statute, ordinance, rule, regulation or other Law applicable to the Business or the Purchased Assets or (B) Order applicable to the Business or the Purchased Assets, except in the cases of clauses (ii) and (iii), where the conflict, violation, breach, default, termination, cancellation, acceleration or creation of a Lien, individually or in the aggregate, would not be material to the operation of the Business.

(c)         No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to any Seller, its Affiliates or the Purchased Assets in connection with the execution and delivery of this Agreement or any Related Document by Sellers, the transfer of the Purchased Assets to Buyer or the consummation of the Contemplated Transactions.

(d)         The managing member of each of Rumpus VEDS and Rumpus Vascular and the board of managers of Rumpus Therapeutics, by written consent not subsequently rescinded or modified in any way, has approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth herein.

Section 3.3.         Financial Statements; Absence of Certain Changes or Events

(a)         Sellers have provided Buyer with certain financial information for the Business consisting of revenues and direct costs of the Business for the periods from December 31, 2019 through December 31, 2020, which information fairly represents in all material respects the revenues and direct costs of the Business for such periods.

(b)         Sellers have no Liabilities with respect to the Business, except Liabilities under the Johns Hopkins License Agreement and the Denovo Option, and those set forth on Schedule 3.3(b) of the Disclosure Schedules.

(c)         Since December 31, 2020 (the “Measurement Date”) no event has occurred which would reasonably be expected to result in, individually or in the aggregate, a Sellers Material Adverse Effect and there has been no material loss, destruction or damage (in each case, whether or not insured) affecting the Purchased Assets or any rights thereunder.

Section 3.4.         Good Title; Sufficiency of Assets.

(a)         Except for the Business Intellectual Property (which is addressed in Section 3.5), (i) Sellers have good and marketable title to, or valid contract rights to or other valid rights to use, as applicable, all of the Purchased Assets free and clear of all Liens (other than Permitted Liens), and has complete power and rights to sell, assign, transfer and deliver to Buyer, as applicable, the Purchased Assets, (ii) there are no adverse claims of ownership to the Purchased Assets and Sellers have not received written notice that any Person has asserted a claim of ownership or right of possession or use in or to any of the Purchased Assets, and (iii) at the Closing, Buyer will acquire from Sellers good title to, or valid contract rights to or other valid rights to use, as applicable, all of the Purchased Assets, free and clear of all Liens (other than Permitted Liens).

(b)         Except for the Excluded Assets, the Purchased Assets constitute (i) all of the interests, assets and rights of Sellers acquired, conceived, collected, compiled, generated, reduced to practice or otherwise made or used in connection with the Business and (ii) all of the interests, assets and rights of Sellers used, held for use or intended to be used in connection with the Business or the Product.

Section 3.5.         Intellectual Property.

(a)         Subject to Section 3.5(b) and Section 3.5(f), Sellers own or have a valid license (pursuant to the licenses set forth on Schedule 2.3(a)(ii)) to use all Business Intellectual Property (including all Intellectual Property Rights set forth on Schedule 2.3(a)(ii)), in each case free and clear of all Liens (other than Permitted Liens and, for Business Intellectual Property licensed to the Sellers, those Liens that may be imposed by the terms of the Contracts identified in Schedule 3.5(f) pursuant to which such licenses were granted). All Business Intellectual Property will, immediately subsequent to the Closing, be owned by or licensed to Buyer on substantially the same terms on which Sellers, immediately prior to the Closing, owned or licensed such Business Intellectual Property. For the avoidance of doubt, this Section 3.5(a) does not constitute a representation or warranty of Sellers relating to infringement, misappropriation or other violation of the Intellectual Property Rights of anyPerson.

(b)         Sellers have not infringed, misappropriated or otherwise violated and Sellers are not infringing, misappropriating or otherwise violating (including with respect to the discovery, development, clinical testing, manufacture, distribution, advertising, use, Exploitation or sale by any Seller of the Product) the rights of any other Person with regard to the Product or Business Intellectual Property; provided, however, that with respect to Third Party patents and trademarks, the foregoing representation and warranty are made only to Sellers’ Knowledge. To Sellers’ Knowledge, the Business Intellectual Property constitutes all Intellectual Property Rights that Buyer would need to practice in order to Exploit the Product after the Closing in substantially the same manner as Sellers have Exploited the Product prior to the Closing. To Sellers’ Knowledge, no other Person or Persons has or have infringed, misappropriated or otherwise violated or is or are infringing, misappropriating or otherwise violating the Business Intellectual Property owned by or exclusively licensed to Sellers.

(c)          No claims against Sellers are pending or, to Sellers’ Knowledge, threatened with regard to (i) the Control or use of any Business Intellectual Property; (ii) any actual or potential infringement, misappropriation or unauthorized use of Business Intellectual Property; (iii) any actual or potential infringement, misappropriation or unauthorized use of any Third Party’s Intellectual Property Rights with respect to any Business Intellectual Property, the Business, or the Product; or (iv) the validity or enforceability of any Business Intellectual Property. Sellers have the right to bring actions for infringement, including all rights to recover damages for past infringement (to the extent permitted by applicable Law), of all Business Intellectual Property owned by or exclusively licensed to Sellers.

(d)         Schedule 2.3(a)(ii) sets forth, as of the date hereof, a complete and accurate list of all patents and applications therefor, registered trademarks and applications therefor, domain name registrations (if any), copyright registrations (if any) and all invention disclosures, that, in each case, are owned by or licensed to Sellers or their Affiliates and related to the Business or the Product. The patent applications listed in Schedule 2.3(a)(ii) that are owned by Sellers or their Affiliates are (and such applications that are otherwise Controlled by Sellers and used in the Business are, to Sellers’ Knowledge) pending and have not been abandoned and have been and continue to be timely prosecuted. All patents, registered trademarks and applications therefor owned by Sellers or their Affiliates that are related to the Business, the Product have been (and all such patents, registered trademarks and applications otherwise licensed to Sellers or their Affiliates have been, to Sellers’ Knowledge) duly registered or filed with or issued by each appropriate Governmental Authority in the jurisdiction indicated in Schedule 2.3(a)(ii), all related necessary affidavits of continuing use have been (or, with respect to licenses, to Sellers’ Knowledge have been) timely filed, and all related necessary maintenance fees have been (or, with respect to licenses, to Sellers’ Knowledge have been) timely paid to continue all such rights in effect. None of the patents listed in Schedule 2.3(a)(ii) that are owned by Sellers or their Affiliates have (and no such patents that are licensed to Sellers or their Affiliates have, to Sellers’ Knowledge) expired, been disclaimed, in whole or in part, been declared invalid, in whole or in part, or held to be unenforceable by any Governmental Authority. None of the trademarks or trademark applications listed in Schedule 2.3(a)(ii) that are owned by Sellers or their Affiliates are (and no such trademarks or trademark applications that are licensed to Sellers or their Affiliates are, to Sellers’ Knowledge) involved in or the subject of any ongoing oppositions, cancellations or other proceedings. None of the patents or patent applications listed in Schedule 2.3(a)(ii) that are owned by Sellers or their Affiliates are (and no such patents or patent applications that are licensed to Sellers or their Affiliates are, to Sellers’ Knowledge) involved in or the subject of any material ongoing interferences, oppositions, reissues, reexaminations or other proceedings, including ex parte (other than ex parte proceedings in connection with such patent applications) and post-grant proceedings, in the United States Patent and Trademark Office or in any foreign patent office or similar administrative agency. Each of the patents and patent applications listed in Schedule 2.3(a)(ii) that are owned by Sellers or their Affiliates properly identifies (and, to Sellers’ Knowledge, such patents and applications licensed to Sellers or their Affiliates properly identify) each and every inventor of the claims thereof as determined in accordance with the Laws of the jurisdiction in which such patent is issued or such patent application is pending. Each inventor named on the patents and patent applications listed in Schedule 2.3(a)(ii) that are owned by Sellers or their Affiliates has executed (and, to Sellers’ Knowledge, such inventors named on such patents and applications that are licensed to Sellers or their Affiliates and material to the Business or the Product have executed) an agreement assigning his, her or its entire right, title and interest in and to such patent or patent application, and the inventions embodied and claimed therein, to Sellers or their Affiliates, as applicable, or in the case of licensed Patents, to the appropriate owners. To Sellers’ Knowledge, no such inventor of any patents or patent applications owned by Sellers or their Affiliates has any contractual or other obligation that would preclude any such assignment or otherwise conflict with the obligations of such inventor to Sellers or their Affiliates under such agreement with Sellers or their Affiliates.

(e)         No current or former director, officer, employee, contractor or consultant of Sellers or their Affiliates owns any rights in or to any Business Intellectual Property, or any other Intellectual Property Rights covering the Product. All current and former directors, officers, employees, contractors and consultants of Sellers and their Affiliates who contributed to the discovery, creation or development of the Product or Business Intellectual Property did so (i) within the scope of his or her employment such that it constituted a work made for hire and all Business Intellectual Property and any other Product-related Intellectual Property Rights arising therefrom became the exclusive property of Sellers or (ii) pursuant to a written agreement assigning all of his or her rights in Business Intellectual Property and any other Product-related Intellectual Property Rights to Sellers. No current or former directors, officers, employees, contractors or consultants of Sellers or their Affiliates has notified any Seller or its Affiliates of, nor, to Sellers’ Knowledge, otherwise made or threatened to make, any claim or challenge against any Seller or any Affiliates of any Seller in connection with their contribution to the discovery, creation or development of any Business Intellectual Property or any other Intellectual Property Rights covering or pertaining to the Product.

(f)          Schedule 3.5(f) sets forth a complete and accurate list as of the date hereof of all options, rights, licenses or interests of any kind relating to the Product or Business Intellectual Property (i) granted to Sellers or their Affiliates by any other Person (other than software licenses for commercially available off-the-shelf software and except pursuant to employee proprietary inventions agreements (or similar employee agreements)), or (ii) granted by Sellers or their Affiliates to any other Person (including any obligations of such other Person to make any fixed or contingent payments, including royalty payments). All material obligations for payment of monies due and payable by Sellers or their Affiliates prior to Closing and other material obligations in connection with such options, rights, licenses or interests that were required to be performed prior to Closing have been satisfied in a timely manner.

(g)         Sellers or their Affiliates, as applicable, have used reasonable efforts to make all filings with Governmental Authorities and obtain all grants and registrations as may be reasonably necessary or appropriate to preserve and protect the Business Intellectual Property owned by Sellers or their Affiliates.

(h)         Sellers or their Affiliates, as applicable, have used reasonable efforts and taken commercially reasonable steps designed to maintain in confidence its trade secrets and other confidential information acquired, conceived, developed, collected, compiled, generated, reduced to practice or otherwise made or used in connection with the Business or related to the Product, including through the development of a policy for the protection of intellectual property and periodic training for all employees of Sellers and their Affiliates on the implementation of such policy; requiring all employees of each Seller to execute confidentiality agreements with respect to intellectual property developed for or obtained from Sellers or their Affiliates; and entering into licenses and Contracts that generally require licensees, contractors and other Third Parties with access to any trade secrets or other confidential information to keep such trade secrets or other confidential information confidential. To the Knowledge of the Sellers: (i) no Third Parties have materially violated any material term of such licenses or Contracts, and (ii) the confidentiality of Sellers’ and their Affiliates’ trade secrets and other confidential information pertaining to the Business or the Product has not otherwise been materially compromised.

(i)          The execution and delivery of this Agreement and the Related Documents by Sellers do not, and the consummation of the Contemplated Transactions and compliance by Sellers with the provisions of this Agreement and any Related Document will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any right or obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon or the transfer of, any Business Intellectual Property that is material to the Business or the Product.

Section 3.6.         Assumed Contracts.

(a)         There are no Contracts, other than the Assumed Contracts and the Excluded Contracts, to which Sellers or any of their Affiliates is a party or by which Sellers or any of their Affiliates is bound, in either case, to which the Business or any of the Purchased Assets are subject. Schedule 2.3(a)(i) includes a complete list of all of the Assumed Contracts.

(b)         The Assumed Contracts are legal, valid and binding agreements of Sellers and are in full force and effect and are enforceable against each Seller and, to Sellers’ Knowledge, each other party thereto, in accordance with their terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies. Sellers have performed all material obligations required to be performed by it to date under the Assumed Contracts, and is not and will not be (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder and, to Sellers’ Knowledge, no other party to any Assumed Contract is (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder. No Seller has received any written notice of intention to terminate any Assumed Contract or of any claim of breach with respect to the performance of any Seller’s obligations under any Assumed Contract. None of the Assumed Contracts are the subject of any ongoing negotiation discussions or pending notice of termination.

Section 3.7. Compliance with Law. The Purchased Assets and the Business have been since the Measurement Date and are conducted in all respects in compliance with all applicable Laws, except where the failure to be in compliance would not reasonably be expected to be material to the operation of the Business. No Seller has received any written notice from any Governmental Authority or other Person to the effect that such Seller is not, or may not be, in compliance with any material Law with respect to the Purchased Assets or the Business.

Section 3.8. Litigation. There is no Action pending or, to Sellers’ Knowledge, threatened, that affects or, if successful, would reasonably be expected to be materially adverse to the Purchased Assets or that, if successful, would reasonably be expected to result in restraining, enjoining or otherwise preventing the completion by Seller of the Contemplated Transactions. There is no outstanding Order of any Governmental Authority against Sellers or any of their Affiliates arising out of or relating to the Purchased Assets or that would reasonably be expected to be materially adverse to the Purchased Assets or that would reasonably be expected to result in restraining, enjoining or otherwise preventing the completion by Seller of the Contemplated Transactions.

Section 3.9.         Taxes.

(a)         Each Seller has filed (taking into account any valid extensions) all income Tax and other material Tax Returns required to be filed by such Seller. Such Tax Returns are true, complete and correct in all material respects. No Seller is currently a beneficiary of any extension of time within which to file any such Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All material Taxes due and owing by Sellers, whether or not shown on such Tax Returns, have been paid. Each Seller has established, in accordance with GAAP as applied on a basis consistent with that of preceding periods, adequate reserves for the payment of any Taxes not yet due and payable arising from or with respect to the Business or the Purchased Assets and are incurred or attributable to a Pre-Closing Tax Period.

(b)         Each Seller has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and has complied in all material respects with all information reporting and backup withholding required by applicable Law.

(c)         There are no encumbrances for Taxes (other than Permitted Liens) upon any of the Purchased Assets.

(d)         No deficiency for any Taxes has been proposed, asserted or assessed in writing against any Seller that has not been resolved and paid in full. No waiver, extension or comparable consent given by any Seller regarding the application of the statute of limitations with respect to any Taxes or Tax Returns is outstanding, nor is any request for any such waiver or consent pending. There is no pending Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Tax Returns of Sellers, nor has there been any written notice to Sellers by any Taxing Authority regarding any such audit or other proceeding, nor, to Sellers’ Knowledge, is any such Tax audit or other proceeding threatened with regard to any taxes or Tax Returns of any Seller.

(e)         Schedule 3.9(e) sets forth each jurisdiction in which each Seller is required to file Tax Returns or pay Taxes with respect to the Business or the Purchased Assets. No written claim has been made by a Taxing Authority in any jurisdiction where any Seller does not file Tax Returns that the Business or the Purchased Assets are or may be subject to taxation by that jurisdiction.

(f)          No power of attorney or closing agreement with respect to any Tax matter is currently in force with respect the Purchased Assets that would, in any manner, bind, obligate or restrict Buyer. Sellers have not executed or entered into any agreement with, or obtained any consents or clearances from, any Taxing Authority, or has been subject to any ruling guidance specific to any Seller that would be binding on Buyer in respect of the Purchased Assets or the Business for any Post-Closing Tax Period.

(g)           No Seller has participated in any reportable or listed transaction as defined under Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4(b).

Section 3.10. Regulatory Matters.

(a)         Sellers do not hold any Regulatory Authorizations in connection with the Indication and are not, and have not been, required to hold any Regulatory Authorizations in connection with the Business or the Indication. Except as set forth on Schedule 3.10(a), Sellers have not made any applications, notifications or submissions related to any Regulatory Authorizations in connection with the Indication. Sellers have furnished to Buyer all Regulatory Documents that are in Sellers’ possession or control.

(b)         (i) Sellers and their Affiliates have not failed to file with any applicable Regulatory Authorities any required filing, declaration, listing, registration, report or submission in connection with the Indication; (ii) all such filings, declarations, listings, registrations, reports or submissions were in material compliance with Law when filed; and (iii) to Sellers’ Knowledge, no deficiencies have been asserted by any applicable Regulatory Authority with respect to any such filings, declarations, listings, registrations, reports or submissions that remain unresolved.

(c)         To Sellers’ Knowledge, all clinical studies, trials and investigations conducted or sponsored in relation to the Business are being, and at all times have been, conducted in compliance in all material respects with all applicable clinical protocols, informed consents and applicable Laws administered or issued by applicable Regulatory Authorities, including (to the extent applicable) (i) the U.S. Food and Drug Administration (“FDA”), including standards for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations and associated regulatory guidance or, if applicable, standards set by other governing health authorities, (ii) investigational new drug requirements and associated regulatory guidance, (iii) FDA or other Regulatory Authority or other Governmental Authority standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials, including Title 21 parts 50, 54, 56, 210, 312, 314, 316 and 320 of the Code of Federal Regulations and associated regulatory guidance, (iv) Laws or other Regulatory Authority standards for restricting the use and disclosure of individually identifiable health information, (v) the International Council for Harmonisation Guideline on Good Clinical Practice (ICH Topic E6) and associated regulatory guidance and (vi) communications or notices from Regulatory Authorities regarding the conduct of such studies, trials and investigations. To Seller’s Knowledge, all clinical trial adverse events in patients in a clinical trial conducted or sponsored in relation to the Business within the knowledge of Sellers have been disclosed to Buyer and all associated correspondence to or from Sellers or any of their Affiliates, including actual or potential claims for recompense, have been made available to Buyer. Sellers and their Affiliates have received no notices or other correspondence from the FDA or any committee thereof or from any other Regulatory Authority or other Government Authority requiring or recommending the termination or suspension of any pre-clinical or clinical trials related to the Product. All pre-clinical data is included in the patent applications for the Business Patents set forth on Schedule 1.1(b). To Sellers’ Knowledge’s, neither the FDA nor any Governmental Authority has identified any concerns to Seller, either in writing or verbally, relating to Product quality or manufacture that could delay a regulatory submission review and approval.

(d)         Sellers and their Affiliates have not directly or indirectly received any written communication (including any warning letter, untitled letter, Form 483 or similar notice) from any Regulatory Authority, and, to Sellers’ Knowledge, there are no material Actions related to the Business pending or threatened (including any prosecution, injunction, seizure, civil fine, suspension or recall) (i) relating to, arising under or alleging that any Seller or any of its Affiliates, officers, employees or agents is not currently in compliance with, any Law administered or issued by any Regulatory Authority, or (ii) regarding any debarment action or investigation in respect of any Seller or any of its officers, employees, agents or any person employed by it to perform any work related to the development of the Product undertaken pursuant to 21 U.S.C. Sections 335a, 335b and 335c, or any similar regulation of a Regulatory Authority, and no such person is otherwise disqualified by a Regulatory Authority or government program. To Sellers’ Knowledge, there are no pending voluntary or involuntary destruction orders, seizures or other regulatory enforcement actions related to the Business and no Data relating to the Product that has been made public is the subject of any regulatory or other Action, either pending or threatened, by any Regulatory Authority questioning the truthfulness or scientific adequacy of such Data.

(e)         No Seller nor any of its Affiliates nor, any officer, employee, agent or distributor of any Seller or its Affiliates, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Governmental Authority to invoke any similar policy. Neither any Seller, its Affiliates nor, to Sellers’ Knowledge, any officer, employee or agent of Seller or its Affiliates has been convicted of any crime or engaged in any conduct for which debarment is mandated by or authorized by 21 U.S.C. Sections 335(a), (b) and (c) or any similar Laws. Neither any Seller nor, to Sellers’ Knowledge, any officer, employee or agent of any Seller has been convicted of any crime or engaged in any conduct for which such Person would be excluded from participating in the Federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Laws.

(f)          Sellers and their Affiliates are, and, since January 1, 2020, have been, in compliance with: (i) Laws and guidance pertaining to state and federal Anti-Kickback Statutes (42 U.S.C. §§ 1320a-7b(b), et seq. and their implementing regulations) and the related Safe Harbor Statutes; (ii) Laws and guidance pertaining to submission of false claims to governmental or private health care payors (31 U.S.C. §§ 3729, et seq. and its implementing regulations); and (iii) Laws relating to providing and reporting of payments to health care professionals or health care entities.

(g)         Sellers have not presented or caused to be presented to any Governmental Authority or any other Person any claim for payment for an item or service in violation of, or that would be the basis for liability under, the False Claims Act, 31 U.S.C. § 3729 – 3733, any similar state false claims act, the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b, the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812, or the common law or administrative theories of recoupment, payment by mistake, unjust enrichment, disgorgement, conversion, breach of contract, or fraud.

Section 3.11. Relationships with Third Parties. Since the Measurement Date, no Person materially involved in the Exploitation of the Product has canceled or otherwise terminated, or provided written notice to any Seller of its intent, or to Sellers’ Knowledge, threatened in writing, to terminate its relationship with Denovo or any Seller with respect to the Product.

Section 3.12. Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Buyer could become responsible in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Sellers.

Section 3.13. Insurance. Sellers and their Affiliates maintain such policies of insurance relating to the Purchased Assets and the Business as are reasonably sufficient for material compliance by Sellers and their Affiliates with (i) all requirements of applicable Laws and (ii) all Assumed Contracts, and Sellers and their Affiliates have complied in all material respects with the provisions of each such policy under which it is an insured party. No Seller nor any of its Affiliates have been refused any insurance with respect to any Purchased Asset or the Business, nor has any Sellers’ or any of its Affiliates’ coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance. To Sellers’ Knowledge, there are no existing claims under any insurance policy relating to the Purchased Assets or the Business. No written notice of cancellation or termination has been received by any Seller or any of its Affiliates with respect to any insurance policy relating to the Purchased Assets or the Business.

Section 3.14. Solvency. Each Seller is (a) able to pay its debts as they become due and (b) solvent and will be solvent immediately following the Closing. As of the date of this Agreement, no Seller is engaged or intending to be engaged in business or a transaction for which its remaining assets and capital are or will be insufficient. As of the date of this Agreement, no Seller intends to incur Liabilities that would be beyond its ability to pay as such Liabilities matured. No Seller has entered into this Agreement for the purpose of hindering, delaying or defrauding its creditors.

Section 3.15. Related Party Transactions. Schedule 3.15 describes any transaction between any Seller, on the one hand, and any current or former partner, director, officer, employee, manager, member or stockholder (who holds at least five percent (5%) of any Seller’s outstanding capital stock) of any Seller, on the other hand, in each case, related to the Purchased Assets or the Business. No current or former partner, director, officer, employee, manager, member or stockholder (who holds at least five percent (5%) of any Seller’s outstanding capital stock) of any Seller has any ownership interest in the Purchased Assets, or actively engaged in the business of Exploiting a Competing Product (in each case, other than equity positions in companies that such Person does not Control).

Section 3.16. Employment Law Matters. Sellers (i) are in compliance with all applicable Law and agreements regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, use of genetic information, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration and work authorization with respect to Seller employees, and contingent workers; and (ii) are in compliance with all applicable Law relating to the relations between it and any labor organization, trade union, work council, or other body representing Seller employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to be material to the operation of the Business.

Section 3.17. Anticorruption Matters.

(a)         No Seller, nor any of its Affiliates, any of its respective directors, officers, or, to Sellers’ Knowledge, any managers, employees, or any of its other Representatives, in any way relating to the Purchased Assets or the Business: (i) has taken any action in material violation of any applicable anticorruption Law, including the U.S. Foreign Corrupt Practices Act (“FCPA”) (15 U.S.C. § 78 dd-1 et seq.); or (ii) has corruptly, offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any “Public Official”, as defined in Section 3.17(c), for purposes of (A) influencing any act or decision of any Public Official in his official capacity; (B) inducing such Public Official to do or omit to do any act in violation of his lawful duty; (C) securing any improper advantage; or (D) inducing such Public Official to use his or her influence with a Governmental Authority, or commercial enterprise owned or controlled by any Governmental Authority (including state-owned or controlled veterinary or medical facilities), in order to assist Sellers or any Affiliates of Sellers, related in any way to the Purchased Assets or the Business, in obtaining or retaining business.

(b)         No Seller’s officers, directors, employees or agents acting on behalf of Sellers are themselves Public Officials.

(c)         For purposes of this Section 3.17, “Public Official” means: (i) any officer, employee or representative of any regional, Federal, state, provincial, county or municipal government or government department, agency, or other division; (ii) any officer, employee or representative of any commercial enterprise that is owned or controlled by a government, including any state-owned or controlled veterinary or medical facility; (iii) any officer, employee or representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations or the World Bank; (iv) any person acting in an official capacity for any government or Governmental Authority, enterprise, or organization identified above; and (v) any official of a political party or candidate for politicaloffice.

(d)         There are no pending proceedings against Sellers, their Affiliates, any of its directors, officers, managers or employees, or, to Sellers’ Knowledge, any of its other Representatives, with respect to the violation of any applicable anticorruption Law, including the FCPA, relating to the Purchased Assets or the Business.

(e)         Sellers and their Affiliates have not been subject to an anticorruption compliance policy with respect to the Purchased Assets and the Business reasonably appropriate to ensure compliance with applicable anticorruption Laws, including the FCPA.

Section 3.18. Environmental Law Matters. Except for such matters as are not related to nor impact the Business or the Purchased Assets and would not reasonably be expected, individually or in the aggregate, to be material to the operation of the Business:

(a)         Sellers and their Affiliates are, and have been, in compliance in all material respects with all Environmental Laws, which material compliance includes the possession, maintenance of, compliance with, or application for, all material permits required under applicable Environmental Laws for the operation Business as currently conducted.

(b)         No Seller nor any of its Affiliates has disposed of, released, or discharged any Hazardous Substances on, at, under, in, or from any real property currently or, to the Knowledge of the Sellers, formerly owned, leased, or operated by it or any of its Affiliates or at any other location that is currently subject to any investigation, remediation, or monitoring under any applicable Environmental Laws.

(c)         No Seller nor any of its Affiliates has: (i) produced, processed, manufactured, generated, transported, treated, handled, used, or stored any Hazardous Substances, except in compliance in all material respects with Environmental Laws; or (ii) exposed any employee or any Third Party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.

(d)         No Seller nor any of its Affiliates has received written notice of, and there is no legal Action pending, or to Sellers’ Knowledge, threatened against Sellers or any of their Affiliates, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under any Environmental Law. No Seller nor any of its Affiliates is subject to any Order, settlement agreement, or other written agreement by or with any Governmental Authority or Third Party imposing any material Liability or obligation with respect to any of the foregoing.

(e)         No Seller nor any of its Affiliates has expressly assumed or retained any Liabilities under any applicable Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.

(f)          The representations and warranties in Section 3.18(a) through Section 3.18(e) above constitute Sellers’ sole representations and warranties with respect to the compliance of the properties of the Sellers and the Business with Environmental Laws, Permits required under applicable Environmental Laws, or the presence of Hazardous Substances.

Section 3.19. Investment Representations.

(a)         With respect to the Earn-Out Shares to be issued hereunder, the Seller represents and warrants that the Seller and any Person to which the right to receive Earn-Out Shares may be assigned are not subject to any Disqualification Event, except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed in writing in reasonable detail to the Buyer.

(b)         Without lessening or obviating the representations and warranties of the Buyer set forth in Article IV, the Sellers hereby: (A) acknowledges that the Sellers have received all the information the Sellers have requested from the Buyer and the Sellers consider necessary or appropriate for deciding whether to acquire the Earn-Out Shares and (B) represent that the Sellers have had an opportunity to ask questions and receive answers from the Buyer regarding the terms and conditions of the issuance of the Earn-Out Shares and to obtain any additional information necessary to verify the accuracy of the information given the Sellers.

(c)         Sellers agree not to make any disposition of all or any portion of Earn-Out Shares unless and until (i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement or (ii) the disposition is otherwise permitted under the Securities Act or any applicable state securities laws.

Section 3.20. No Other Representations and Warranties. (A) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE III (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE LETTER), NO SELLER NOR ANY OTHER PERSON HAS MADE OR MAKES ANY REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, AT COMMON LAW OR OTHERWISE, WITH RESPECT TO SELLERS, THE PURCHASED ASSETS, THE BUSINESS OR THE CONTEMPLATED TRANSACTIONS; AND (B) NO SELLER NOR ANY OTHER PERSON HAS MADE OR MAKES ANY REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, AT COMMON LAW OR OTHERWISE, AS TO THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) HERETOFORE FURNISHED TO BUYER AND ITS REPRESENTATIVES BY OR ON BEHALF OF SELLERS AND ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO BUYER IN THE DATA ROOM, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE CONTEMPLATED TRANSACTIONS, OTHER THAN IN THE CASE OF CLAUSE (B), TO THE EXTENT ANY SUCH INFORMATION, DATA OR MATERIAL IS ITSELF THE SUBJECT OF A REPRESENTATION OR WARRANTY CONTAINED IN THIS ARTICLE III (INCLUDING THE RELATED PORTION OF THE DISCLOSURE LETTER). SELLERS ACKNOWLEDGE AND AGREE THAT NONE OF BUYER OR ANY OTHER PERSON HAS MADE OR MAKES ANY REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, AT COMMON LAW OR OTHERWISE, WITH RESPECT TO BUYER EXCEPT AS SET FORTH IN ARTICLE IV.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in the Aytu SEC Documents prior to the date hereof and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature), Buyer hereby represents and warrants to Sellers as follows.

Section 4.1. Organization; Standing and Power; Charter Documents; Subsidiaries. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to own, lease, and operate its assets and to carry on its business as presently conducted except where the failure to be in good standing or have such power or authority, individually or in the aggregate, has not been and would not reasonably be expected to be material and adverse to Buyer, taken as a whole. Buyer is duly qualified or licensed to do business and is in good standing (in jurisdictions that recognize the concept of good standing) in each jurisdiction in which the character of the assets and properties owned, leased, or operated by it or the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate has not been and would not reasonably be expected to be material and adverse to Buyer. The copies of the certificate of incorporation and bylaws of Buyer as most recently filed with the Aytu SEC Documents are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. Buyer is not in violation of any of the provisions of its certificate of incorporation or bylaws. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Buyer have been validly issued and are owned by Buyer, directly or indirectly, free of pre-emptive rights, are fully paid and non- assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (a) imposed by applicable securities Laws; or (b) arising pursuant to the organization, constituent or governing documents and/or instruments of any non-wholly-owned Subsidiary of Buyer. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Buyer does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 4.2.         Authority; Noncontravention.

(a)         Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Related Documents, to perform its obligations thereunder, and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the Related Documents by Buyer and the consummation by Buyer of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement, the Related Documents or to consummate the Contemplated Transactions. Each of this Agreement and the Related Documents has been duly executed and delivered by Buyer and assuming the due authorization, execution and delivery by each Seller, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies.

(b)         The execution, performance, and delivery of this Agreement and the Related Documents by Buyer do not, and the consummation of the Contemplated Transactions and compliance by Buyer with the provisions of this Agreement and the Related Documents will not, conflict with, or result in any violation or breach of, or default under (with or without notice or lapse of time, or both), or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Buyer under (i) the certificate of incorporation or bylaws of Buyer, (ii) any Contract to which Buyer is a party or any of its respective properties or other assets is subject or (iii) any (A) statute, ordinance, rule, regulation or other Law applicable to Buyer or its properties or other assets or (B) Order applicable to Buyer or its properties or other assets, except in the cases of clauses (ii) and (iii), where the conflict, violation, breach, default, termination, cancellation, acceleration or creation of a Lien, individually or in the aggregate, would not reasonably be expected to prevent, materially impede or materially delay the consummation by Buyer of the Contemplated Transactions (including the payments required to be made pursuant to Article II).

(c)         No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Buyer in connection with the execution, performance and delivery of this Agreement or any Related Document by Buyer or the consummation by Buyer of the Contemplated Transactions.

(d)         The Board of Directors of Buyer, by resolutions duly adopted by a unanimous vote of disinterested directors at a meeting of all directors of Buyer duly called and held and, not subsequently rescinded or modified in any way, has approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth herein.

Section 4.3.         Capital Resources; Solvency.

(a)         Buyer has immediately available funds sufficient to consummate the Contemplated Transactions on the terms contemplated by this Agreement including the payment of all fees, expenses and obligations payable by Buyer in connection with the Contemplated Transactions.

(b)         Immediately after giving effect to the Contemplated Transactions, Buyer fully expects to be solvent and shall: (i) be able to pay its debts as they become due and (ii) have adequate capital to carry on its business.

Section 4.4. Litigation. There is no Action pending or, to Buyer’s Knowledge, threatened before any Governmental Authority, and there is no claim, investigation or administrative action of any Governmental Authority pending or, to Buyer’s Knowledge, threatened, that if successful, would reasonably be expected to result in restraining, enjoining or otherwise preventing the completion by Buyer of the Contemplated Transactions. There is no outstanding Order of any Governmental Authority against Buyer that would reasonably be expected to result in restraining, enjoining or otherwise preventing the completion by Buyer of the Contemplated Transactions. To Buyer’s Knowledge, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to Buyer’s Knowledge, threatened, in each case regarding any accounting practices of Buyer or any of its Subsidiaries or any malfeasance by any officer or director of Buyer.

Section 4.5. Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Sellers could become responsible in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Buyer.

Section 4.6.         SEC Filings; Financial Statements; Undisclosed Liabilities.

(a)         SEC Filings. Buyer has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since June 30, 2020 (the “Aytu SEC Documents”). True, correct, and complete copies of all the Aytu SEC Documents are publicly available on the Electronic Data Gathering, Analysis, and Retrieval database of the SEC. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Aytu SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002, and the rules and regulations of the SEC thereunder applicable to such Aytu SEC Documents. None of the Aytu SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Aytu SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Aytu SEC Documents. None of Buyer’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

(b)         Nasdaq Compliance. Buyer is in compliance with all of the applicable listing and corporate governance rules of Nasdaq, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, an Aytu Material Adverse Effect.

Section 4.7. Listing and Maintenance Requirements. The Aytu Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and Buyer has taken no action designed to terminate the registration of the Aytu Common Stock under the Exchange Act nor has Buyer received any notification that the SEC is contemplating terminating such registration. Buyer has not, in the twelve (12) months preceding the date hereof, received notice from any Trading Market on which the Aytu Common Stock is or has been listed or quoted to the effect that Buyer is not in compliance with the listing or maintenance requirements of such Trading Market. Buyer is in compliance with all such listing and maintenance requirements. The Aytu Common Stock is currently eligible for electronic transfer through the Depository Trust Company or another established clearing corporation and Buyer is current in payment of the fees to the Depository Trust Company (or such other established clearing corporation) in connection with such electronic transfer.

Section 4.8. Application of Takeover Protections. Buyer and the Board of Directors of Buyer have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar antitakeover provision under Buyer’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to Sellers as a result of Sellers and Buyer fulfilling their obligations or exercising their rights under the this Agreement and the Related Documents.

Section 4.9. No General Solicitation Neither Buyer nor any Person acting on behalf of Buyer has offered or sold any of the Earn-Out Shares by any form of general solicitation or general advertising. Assuming the accuracy of Sellers’ representations and warranties under this Agreement, Buyer has offered the Earn-Out Shares for issuance only to Sellers.

Section 4.10. No Disqualification Events. With respect to the Earn-Out Shares to be issued hereunder in reliance on Rule 506 under the Securities Act, none of Buyer, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of Buyer, any beneficial owner of twenty percent (20%) or more of Buyer’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with Buyer in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). Buyer has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. Buyer has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to Sellers a copy of any disclosures provided thereunder.

Section 4.11. Private Placement. Assuming the accuracy of the Sellers’ representations and warranties set forth in Article III, no registration under the Securities Act is required for the issuance of the Earn-Out Shares by Buyer to Sellers as contemplated hereby. The issuance and sale of the Earn-Out Shares hereunder does not contravene the rules and regulations of Nasdaq.

Section 4.12. Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Purchased Assets and the Business and acknowledges that it has been provided access to the personnel, properties, assets, premises, books and records, and other documents and data of Sellers for such purpose. Buyer acknowledges and represents that in making its decision to enter into this Agreement and consummate the Contemplated Transactions, Buyer has relied solely on its own investigation and the express representations and warranties of Sellers set forth in this Agreement (including the Schedules to the Disclosure Letter) and Buyer is not relying on any representation or warranty, written or oral, statutory, express or implied, with respect to Sellers, the Purchased Assets, the Business or the Contemplated Transactions not expressly set forth in Article III (including any information, data or other materials (written or oral) heretofore furnished to Buyer and its Representatives by or on behalf of Sellers and any information, documents or material made available to Buyer in the Data Room, management presentations or in any other form in expectation of the Contemplated Transactions, other than to the extent any such information, data or material is itself the subject of a representation or warranty contained in Article III).

Section 4.13. No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither Buyer nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer.

ARTICLE V.

ADDITIONAL AGREEMENTS

Section 5.1.         Confidentiality; Non-Competition.

(a)         Confidentiality.

(i)    Sellers, Brooke and Massari recognize that they possess information of a confidential, secret, or other non-public nature in both written and unwritten form, which has unique commercial value as related to the Business, the Product, or the Purchased Assets (hereinafter referred to as “Confidential Information”). For purposes of this Agreement, the foregoing “Confidential Information” (A) shall include each of the following, to the extent constituting a Purchased Asset: (1) any pre-clinical, clinical, development, prescription, or sales and marketing data for the Product; (2) trade secrets, processes, methods, data, know-how, prototypes, improvements, inventions, techniques, product plans, strategies and forecasts, including any development plans for the use of the Product; (3) forms, contracts or promotional materials created for or used in relation to the Product; (4) any non-public correspondence, memoranda or files to the extent related to the Product; and (5) any information, knowledge and data solely related to the Business or the Product and (B) shall not include any information that (1) is or becomes generally available to and known by the general public (other than as a result of a disclosure through the actions of Seller, Brooke or Massari or any of their respective Representatives in violation of this Section 5.1 or any other obligation of confidentiality owed to Buyer or any of its Affiliates), (2) is independently developed by a Seller, Brooke or Massari after the Closing without reference to the Confidential Information or any Purchased Assets or (3) any information, forms, contracts or other items to the extent they related to the Excluded Assets. Information that is not novel or copyrighted may nonetheless be Confidential Information.

(ii)    Sellers, Brooke and Massari agree that, following the Closing, all Confidential Information shall be the sole property of Buyer and its assigns.

(iii)    For a period of three (3) years after the Closing, each Seller, Brooke and Massari will, and will cause its Affiliates and Representatives to, keep in strict confidence all Confidential Information and will not use or disclose any Confidential Information or anything relating to it, in whole or in part, nor permit others to use or disclose it in any way, without the prior written consent of Buyer. Sellers, Brooke and Massari further agree to inform Buyer as promptly as practicable in writing in the event of any breach of this obligation of confidentiality that becomes known to a Seller, Brooke or Massari. Expiration of such confidentiality period will not be construed as granting (by implication or otherwise) to any Seller, Brooke or Massari any license or other rights under any Business Intellectual Property.

(iv)    Notwithstanding anything contained in this Agreement to the contrary, Sellers, Brooke and Massari are permitted to disclose the Confidential Information pursuant to a court order or other requirement of a judicial, administrative or governmental proceeding, or otherwise to the extent required for Seller to comply with applicable Law, provided that, in each instance, the applicable Seller, Brooke or Massari (A) notifies Buyer of the court order or other requirement promptly after such Seller, Brooke or Massari, as applicable becomes aware of the court order or other requirement (unless such notification would be unlawful); (B) cooperates with Buyer in seeking a protective order or similar relief to protect the confidentiality of the information to be disclosed (in each case at the expense of Buyer); and (C) limits the disclosure to what is requested by the court order or other requirement.

(b)         Non-Competition. Sellers, Brooke and Massari agree that:

(i)    for a period commencing upon the Closing Date and ending three (3) years after the date hereof (the “Restricted Period”), neither none of any Seller, Brooke or Massari shall, alone or in conjunction with any Third Party, directly or indirectly, in North America, conduct human clinical studies with respect to, seek Regulatory Authorization for, manufacture, commercialize, or market any product that is the same as, substantially similar to, or competitive with any Competing Product; provided that Messrs. Brooke and Massari’s activities in their capacity as employees of Buyer or its affiliates shall not be a violation of this Section 5.1(b)(i); provided, further than the Restricted Period shall terminate upon the consummation of a sale of all or substantially all of the rights to the Product to Sellers in accordance with Section 2.2(f), if such sale occurs prior to the termination of the Restricted Period. For purposes of the foregoing, “Competing Product” means: any therapeutic targeting the treatment of or treating Vascular Ehlers-Danlos Syndrome.

(ii)    expiration of the Restricted Period will not be construed as granting (by implication or otherwise) to any Seller, Brooke or Massari any license or other rights under any Business Intellectual Property.

(c)         Acknowledgments, Interpretation and Validity.

(i)    Sellers, Brooke and Massari agree and acknowledge that the covenants in this Section 5.1 are reasonable and valid in all respects (including with respect to the subject matter, the Restricted Period and geographical area) and are necessary to protect the interests of Buyer in the Product, the other Purchased Assets and the Confidential Information, and such covenants represent only a limited restraint. Further, Sellers, Brooke and Massari acknowledge that, without the restrictions contained in this Section 5.1, the benefits of the Contemplated Transactions could be devalued, lost or circumvented, particularly in light of the nature and ongoing development of the Product, and that Buyer would not have entered into this Agreement without the restrictions contained in this Section 5.1.

(ii)    Sellers, Brooke and Massari acknowledge and agree that the provisions of this Section 5.1 are necessary and reasonable to protect Buyer in the conduct of its business and are a material inducement to Buyer’s execution and delivery of this Agreement and its willingness to enter into the Contemplated Transactions.

(iii)    It is the desire and intent of the Parties that this Section 5.1 will be enforced to the fullest extent permissible under the Laws applied in each jurisdiction in which enforcement is sought. If any restriction set forth in this Section 5.1 is found by any court of competent jurisdiction to be unenforceable for any reason (e.g., because it extends for too long a period of time, over too great a range of activities or in too broad a geographic area), this Section 5.1 shall be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable. The agreements contained in this Section 5.1 shall each constitute a separate agreement independently supported by good and adequate consideration. For the avoidance of doubt, the Parties hereby acknowledge that Sellers, Brooke and Massari will benefit substantially from the consummation of the Contemplated Transactions and that the consideration that Sellers will receive upon such consummation is adequate to support Sellers’ agreement to be bound by the covenants set forth herein.

(d)         Remedies. In accordance with Section 7.8(c), Buyer will be entitled to injunctive or other equitable relief to enforce the provisions hereof, in addition to such other remedies to which Buyer may be entitled, including the recovery of money damages.

(e)         Extensions of Limitations. If any Seller, Brooke or Massari violate any term or provision of this Section 5.1, the duration set forth in this Section 5.1 shall automatically be extended as against such Party for a period equal to the periods during which such Seller, Brooke or Massari, as applicable, shall have been in violation of this Section 5.1.

Section 5.2.         Certain Tax Matters.

(a)         Transfer Taxes. All recordation, transfer, documentary, excise, sales, value added, use, stamp, conveyance or other similar Taxes, duties or governmental charges (including penalties and interest), and all recording or filing fees or similar costs, imposed or levied by reason of, in connection with or attributable to this Agreement, the Related Documents or the Contemplated Transactions (collectively, “Transfer Taxes”) shall be the borne and paid equally by Sellers and Buyer when due. Sellers shall timely file any Tax Return or other document with respect to such Transfer Taxes (and Buyer shall cooperate with respect thereto as necessary). Buyer and Sellers shall take all actions and make all filings as may be necessary to reduce the amount of Transfer Taxes pursuant to this Agreement, including, without limitation, by taking all actions necessary to qualify for any available exemptions.

(b)         Allocation of Taxes.

(i)    All ad valorem obligations levied with respect to the Purchased Assets for any Straddle Period (each an “Apportioned Obligation” and collectively, the “Apportioned Obligations”) shall be apportioned between Sellers, on the one hand, and Buyer, on the other, on a per diem basis. Sellers shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Post-Closing Tax Period.

(ii)    All Taxes levied with respect to the Purchased Assets (other than the Apportioned Obligations) for any Straddle Period (“Other Taxes”) shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period as follows: (i) in the case of Taxes other than income Taxes (however denominated), sales and use Taxes, value added Taxes and withholding Taxes, such Taxes shall be allocated on a per diem basis, and (ii) in the case of income Taxes (however denominated), sales and use Taxes, value added Taxes and withholding Taxes, such Taxes shall be allocated based on the assumption that the taxable period ended on the day immediately before the Closing Date. Sellers shall be liable for all Other Taxes allocated to the Purchased Assets for the Pre-Closing Tax Period, and the Buyer shall be liable for all Other Taxes allocable to the Post-Closing Tax Period.

(c)         Reimbursement. Apportioned Obligations, Other Taxes and Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable Law. The paying Party (if not specified as the responsible Party therefor) shall be entitled to reimbursement from the non-paying Party in accordance with Section 5.2(a) or Section 5.2(b), as the case may be. Upon payment of any such Apportioned Obligation, Other Taxes or Transfer Taxes, the paying Party shall present a statement to the non-paying Party setting forth the amount of reimbursement to which the paying Party is entitled under Section 5.2(a) or Section 5.2(b), as the case may be, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying Party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement. For the avoidance of doubt, reimbursement for Transfer Taxes, Other Taxes or Apportioned Obligations shall be governed first by this Section 5.2(c) and, if unsatisfied, then pursuant to Article VI.

(d)         Tax Withholding. The Parties agree that all payments under this Agreement will be made without any deduction or withholding for or on account of any Taxes or other amounts unless required by applicable Law. In the event Buyer determines that it is required under applicable Law to withhold and pay any Tax to the proper Taxing Authority in respect of any payments made to Sellers, the amount of such Tax shall be deducted by Buyer and paid to the relevant Taxing Authority, and Buyer shall notify Sellers thereof and shall promptly furnish to Sellers all copies of any Tax certificate or other documentation evidencing such withholding. Buyer shall not be required to pay any additional amounts to Sellers in respect of any amounts paid to any Taxing Authority pursuant to the immediately preceding sentence. The Parties agree to reasonably cooperate with each other, including by completing or filing documents required under the provisions of any applicable income Tax treaty or applicable Law, to claim any applicable exemption from, or reduction of, any such applicable Taxes. To the extent that any amounts are so deducted or withheld by Buyer from any payment hereunder to Sellers and properly remitted to the applicable Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to Sellers. In the event any such amounts are not or cannot be so deducted or withheld, Sellers will indemnify and promptly reimburse Buyer therefor upon reasonably satisfactory evidence of Buyer’s payment of any such amount to the proper Taxing Authority, without regard to the limitations of Section 6.3 hereof.

(e)         Cooperation and Exchange of Information. Sellers, on the one hand, and Buyer, on the other, shall (i) provide the other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, audit or other examination by any Taxing Authority or Action relating to liability for Taxes in connection with the Purchased Assets or the Business, (ii) retain and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, Action or determination, and (iii) provide the other with any final determination of any such audit or examination, Action or determination that affects any amount required to be shown on any Tax Return of the other Party for any period.

(f)          Tax Treatment of Payments. Unless otherwise required by a change in Law after the date hereof, or a final “determination” as defined in Section 1313(a) of the Code, Seller and Buyer shall treat any payment under Article VI as an adjustment to the Purchase Price for Tax purposes.

(g)         Tax Clearance. If requested by Buyer, Sellers shall notify all Taxing Authorities in the jurisdictions that impose Taxes on Sellers or where Sellers have a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such Taxing Authorities, if the failure to make such notifications or receive any available Tax clearance certificate could subject the Buyer to any Taxes of Sellers. If any Taxing Authority asserts that any Seller is liable for any Tax attributable to a period prior to Closing, such Seller shall promptly pay any and all such amounts and shall provide evidence to the Buyer that such liabilities have been paid in full or otherwise satisfied.

(h)         Wage Reporting. Sellers and Buyer shall use the standard procedure set forth in IRS Revenue Procedure 2004-53, 2004-2 C.B. 320 with respect to wage reporting for employees of Sellers or its Affiliates hired by Buyer for the year that includes the Closing; provided, however, that at Buyer’s election, Sellers and Buyer shall use the alternate procedure set forth in IRS Revenue Procedure 2004-53.

Section 5.3. Public Announcements. Neither Buyer nor Sellers, nor any Affiliate of any Party, shall issue any press release or otherwise make any public statement with respect to the provisions of this Agreement or the Contemplated Transactions without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. If any Party proposes to issue a press release or make a public statement with respect to the Contemplated Transactions pursuant to this Section 5.3, it will provide copies of such press release or public statement to the other Party before such press release or public statement is made to allow the other Party to comment upon and agree on such press release or public statement, unless the provision of such press release or public statement to the other Party before such press release or public statement is made (or any delay in reaching agreement with respect thereto) would be in breach of any Law or the rules and regulations of any applicable securities exchange or Trading Market, in which case a copy of such press release or public statement will be provided to the other Party as soon as reasonably practicable or in accordance with such Law, rules or regulations.

Section 5.4. Access; Cooperation. From and after the Closing Date, Buyer shall provide Sellers and its Representatives with reasonable access (which shall not unreasonably interfere with the business of Buyer), upon reasonable written notice and during normal business hours, to the Books and Records and the right to make copies and extracts therefrom (subject to Sellers’ obligations under Section 5.1), to the extent that such access may be reasonably required by Sellers or any of their Representatives (i) to facilitate the investigation, litigation and final disposition of any Third Party Claim the defense or opposition of which Seller has assumed pursuant to Section 6.4 (unless such Third Party Claim is the subject of a dispute between Buyer and Sellers or any of their respective Affiliates), (ii) in connection with the preparation of Sellers’ Tax Returns or financial statements, or (iii) to comply with applicable Law (including any reporting obligations) or necessary for Buyer to be able to submit applicable Regulatory Authorizations. In addition, from and after the Closing Date, Sellers will use commercially reasonable efforts to provide, if requested by Buyer, a letter of authorization or reference to the FDA (or any other applicable Regulatory Authority) to allow Buyer to access or use any preclinical or clinical data described in a regulatory submission to support any of Buyer’s regulatory submissions; provided that Sellers shall not be required to incur any fees or expenses in connection with using such commercially reasonable efforts to provide a letter of authorization or reference.

Section 5.5. Expenses. Except as expressly set forth herein, each of Sellers and Buyer shall bear its or their own costs and expenses incurred in connection with this Agreement and the Contemplated Transactions.

Section 5.6. Wrong Pockets. Subject to Section 2.6, for a period of up to 12 months after the Closing Date, if Buyer, on the one hand, or Sellers, on the other, becomes aware that any of the Purchased Assets have not been transferred to Buyer or that any of the Excluded Assets have been transferred to Buyer, it shall promptly notify the other Party, and the Parties hereto shall, as soon as reasonably practicable, ensure that such assets are transferred, at Sellers’ expense and with any necessary prior Third Party consent or approval, to (a) Buyer, in the case of any Purchased Asset which was not transferred at the Closing; or (b) Sellers, in the case of any Excluded Asset which was transferred at the Closing.

Section 5.7. Further Assurances. Each Party shall, at any time and from time to time after the Closing Date, upon the request of the other Party, do, execute, acknowledge, deliver and file, or cause to be done, executed, acknowledged, delivered or filed, all such further acts, deeds, transfers, notices, instructions (including to customers, suppliers, vendors or other Third Parties), conveyances, assignments or assurances as may be reasonably required for the transferring, conveying, assigning and assuring to Buyer, or for the aiding and assisting in the reducing to possession by Buyer of, any of the Purchased Assets, or for otherwise carrying out the purposes of this Agreement and the Related Documents and the consummation of the Contemplated Transactions.

Section 5.8.         Consents and Approvals; Reasonable Best Efforts.

Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.8), each of the Parties hereto shall, and shall cause its Affiliates to, use commercially reasonable efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, the transactions contemplated by this Agreement, including: (i) the obtaining of all necessary permits, waivers, and actions or nonactions from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority; and (ii) the obtaining of all necessary consents or waivers from Third Parties, including those set forth on Schedule 5.8 (the “Required Consents”) and any additional instruments necessary to consummate the purchase and sale of the Purchased Assets and to fully carry out the purposes of this Agreement. The Sellers and Buyer shall, subject to applicable Law, promptly: (A) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i) and (ii) immediately above; and (B) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each Party hereto shall promptly inform the other Party or Parties hereto, as the case may be, of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement.

ARTICLE VI.

INDEMNIFICATION

Section 6.1.         Indemnification of Buyer Indemnified Parties. From and after the Closing, Sellers shall jointly and severally indemnify Buyer and its Affiliates and each of their respective officers, directors, employees, agents, successors, assigns and Representatives (each, a “Buyer Indemnified Party”) against and hold each Buyer Indemnified Party harmless from any and all losses, damages, Liabilities, costs or expenses (collectively, “Losses”), that are suffered or incurred by such Buyer Indemnified Party, arising from, relating to or otherwise in connection with:

(a)         any breach of or inaccuracy in any representation or warranty of Seller contained in this Agreement;

(b)         any breach of or failure to perform any covenant or agreement of Seller contained in this Agreement;

(c)         any Excluded Liability or Excluded Asset; or

(d)         any breach by Brooke or Massari of the covenants set forth in Sections 2.3(e)(iv) or 5.1.

Section 6.2. Indemnification of Sellers Indemnified Parties. From and after the Closing, Buyer shall indemnify Sellers and their Affiliates and each of their respective officers, directors, employees, agents, successors, assigns and Representatives (each a “Sellers Indemnified Party”) against and hold each Sellers Indemnified Party harmless from any and all Losses suffered or incurred by any such Sellers Indemnified Party arising from, relating to or otherwise in connection with:

(a)         any breach of or inaccuracy in any representation or warranty of Buyer contained in this Agreement;

(b)         any breach of or failure to perform any covenant or agreement of Buyer contained in this Agreement;

(c)         any Assumed Liability; or

(d)         any Liabilities arising out of Buyer’s or its Affiliates’ operation of the Purchased Assets after the Closing, excluding, for the avoidance of doubt, any Excluded Liabilities.

Section 6.3.         Limitations.

(a)         The amount of any Losses payable pursuant to this Article VI shall be reduced to reflect any amount actually recovered by the Indemnified Party from a Third Party, including any insurance provider (less the cost to collect or recover such amount), and Buyer shall use commercially reasonable efforts to pursue recovery from any applicable Third Party. If the Indemnified Party realizes any such amount after the date on which a payment pursuant to this Article VI has been made to the Indemnified Party, the Indemnified Party shall promptly make payment to the Indemnifying Party equal to such amount; provided that such payment shall not exceed the amount of the payment made to the Indemnified Party pursuant to this Article VI. For the avoidance of doubt, this Section 6.3(a) shall not be construed to apply to any amounts recovered from any self-insurance, captive insurance vehicle, or other similar arrangement.

(b)         Notwithstanding anything in this Agreement to the contrary, none of Buyer or any Seller shall be liable for any punitive damages, except to the extent actually awarded in a Third Party Claim.

(c)         The aggregate amount required to be paid by Sellers under Section 6.1 (the “Cap”) shall not exceed the sum of (i) thirty-five percent (35%) of those Earn-Out Payments paid on or before the date such claim for indemnification is made and that are identified as “Escrow Applicable” on Schedule 2.2(a) and (ii) the full amount of any Earn-Out Payments to be made by Buyer after the date such claim for indemnification is made (against which Buyer shall be entitled to offset Losses in accordance with Section 6.5) (the “Future Earn-Out Payments”); provided, that in no event shall the Cap exceed thirty percent (30%) of the Maximum Earn-Out Payment, which amount, for the avoidance of doubt, shall equal $20,250,000. The aggregate amount required to be paid by Buyer under Section 6.2 shall not exceed the amount of the Maximum Earn-Out Payment.

(d)         The representations, warranties, covenants and agreements contained herein shall survive the Closing. Indemnification obligations under Section 6.1 with respect to breaches of representations and warranties shall continue with respect to all representations and warranties set forth in Article III until the date that is two (2) years following the First Commercial Sale of the Product in any country (the “First Indemnity Expiration Date”), and indemnification obligations under Section 6.2 with respect to breaches of representations and warranties shall continue with respect to all representations and warranties set forth in Article IV, until the date that is two (2) years after the Closing Date; provided however, that with respect to the representations in Section 3.1, Section 3.2(a), Section 3.9, Section 3.12, Section 4.1, Section 4.2(a) or Section 4.5 (the “Fundamental Representations”) the indemnification obligations shall continue for the applicable statute of limitations. The indemnification obligations under Section 6.1 and Section 6.2 with respect to breaches of covenants and agreements shall continue until the sixtieth (60th) day after the expiration of the applicable statute of limitations (taking into account any tolling periods or other extensions) bars any claims regarding a breach thereof. Notwithstanding anything to the contrary contained herein, if written notice of any claim for indemnification hereunder has been delivered in accordance herewith prior to the expiration of the applicable period set forth above, the indemnification obligations shall continue with respect to such claim until the final resolution and satisfaction of such claim in accordance with the provisions of this Article VI.

Section 6.4.         Indemnification Claims.

(a)         In order for a Buyer Indemnified Party (an “Indemnified Party”) to be entitled to any indemnification provided for under Section 6.1 in respect of, arising out of or involving an Action initiated or commenced by or on behalf of a Third Party (a “Third Party Claim”), such Indemnified Party must notify Sellers (the “Indemnifying Party”) in writing of the Third Party Claim (including in such notice a brief description of the applicable claim(s), including damages sought or estimated, to the extent actually known by such Indemnified Party) within twenty (20) Business Days after receipt by such Indemnified Party of actual notice of the Third Party Claim (or such earlier deadline as may be required to timely respond to the Third Party Claim); provided, however, that failure to give such notification shall not affect the indemnification provided under Section 6.1 except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure. The Indemnifying Party shall have the right to undertake the defense or opposition to such Third Party Claim (at the Indemnifying Party’s expense) with counsel selected by it and reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party gives written notice to the Indemnified Party within twenty (20) Business Days after it has been notified of the Third Party Claim that it will defend the Indemnified Party against such Third Party Claim, (ii) the Third Party Claim does not seek an injunction or other equitable relief against the Indemnified Party and does not relate to or arise in connection with any criminal proceeding, action, indictment, allegation or investigation, (iii) the Indemnified Party has not been advised in writing by outside counsel that a substantive legal conflict exists between the Indemnified Party and the Indemnifying Party in connection with conducting the defense of the Third Party Claim, and (iv) the Third Party Claim does not allege the infringement of the Intellectual Property Rights of any Person by the Indemnified Party. Neither the Indemnified Party nor the Indemnifying Party shall settle any Third Party Claim without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that the Indemnifying Party may settle such Third Party Claim without the prior written consent of the Indemnified Party if (1) the claimant in such Third Party Claim provides to the Indemnified Party an unqualified release of such Indemnified Party from all liability in respect of such Third Party Claim, (2) such settlement does not involve any injunctive relief binding upon the Indemnified Party, (3) such settlement does not encumber any of the material assets of the Indemnified Party or impose any restriction or condition that would apply to or materially affect such Indemnified Party or the conduct of such Indemnified Party’s businesses, and (4) such settlement does not involve any admission of liability or wrongdoing by the Indemnified Party.

(b)         In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement other than in respect of, arising out of or involving a Third Party Claim, such Indemnified Party shall deliver written notice of such claim with reasonable promptness to the Indemnifying Party (including in such notice a brief description of the applicable claim(s), including damages in good faith sought or estimated, to the extent actually known by such Indemnified Party); provided, however, that failure to give such notification shall not affect the indemnification provided under Section 6.1 except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure. If the Indemnifying Party does not respond within twenty (20) Business Days following its receipt of such notice, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 6.5. Escrow. To secure Sellers’ indemnity obligations under Section 6.1, thirty- five percent (35%) of all Earn-out Payments that are identified as “Escrow Applicable” on Schedule 2.2(a) and that are made prior to the First Indemnity Expiration Date shall be held back or deposited in an account (the “Escrow Account”) pursuant to an escrow arrangement to be set up following the date hereof (but prior to the payment of the first Earn-Out Payment that is identified as “Escrow Applicable” on Schedule 2.2(a)) on terms that are reasonably acceptable to both Buyer and Sellers. The costs if any of such escrow arrangement will be split evenly between Buyer on the one hand and Sellers on the other. Among other things, the escrow agreement will provide that any such escrowed amounts that have not been used to satisfy claims for indemnification of Losses payable pursuant to Section 6.1 shall be released to Sellers on the First Indemnity Expiration Date (less amounts claimed by Buyer as Losses as of such date in accordance with the requirements of this Article VI, which shall be held in the Escrow Account until such claims have been resolved).

Section 6.6. Offset; Sole Recourse. Buyer shall be entitled to offset any Losses payable pursuant to Section 6.1 that are determined to be payable by Sellers in accordance with this Agreement, against any amounts payable to Sellers or their assignee(s) under this Agreement, including but not limited to any Future Earn-Out Payments owed pursuant to Section 2.2. Buyer’s sole recourse for any Losses payable pursuant to Section 6.1 that are determined to be payable by Sellers in accordance with this Agreement shall be against any amounts then available in the Escrow Account and pursuant to the above right of offset. For the avoidance of doubt, absent fraud and excepting amounts held in the Escrow Account, any Earn-Out Payments once paid to Sellers (or their assignee(s)) shall not be subject to recovery by Buyer.

Section 6.7. Exclusive Remedies. The Parties acknowledge and agree that after the Closing, the indemnification provisions of this Article VI shall be the sole and exclusive remedies of the Parties for any breach of the representations or warranties or nonperformance of or default under any covenants or agreements contained in this Agreement, except for any claim by Buyer against Brooke or Massari for a breach by such Person of Sections 2.2(e)(iv) or 5.1. Notwithstanding anything in this Agreement to the contrary, (a) nothing in this Agreement will operate to limit the common law liability of Sellers to Buyer, or of Buyer to Sellers, for fraud in the event any Seller or Buyer, respectively, is finally determined by a court of competent jurisdiction to have willfully and knowingly committed fraud against the Buyer or Sellers, respectively, with the specific intent to deceive and mislead the Buyer or Sellers, respectively, regarding the representations and warranties made in this Agreement or in any schedule, exhibit or certificate delivered pursuant to this Agreement, and (b) nothing herein shall limit any Party’s right to seek and obtain equitable remedies under Section 7.8.

ARTICLE VII.

GENERAL PROVISIONS

Section 7.1. Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and have together drafted this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 7.2. Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by transmission-mail (with confirmation of transmission other than by means of an automatically-generated reply) or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows (or at such other address for a Party as shall be specified by like notice):

if to Buyer, to:

Aytu BioPharma, Inc.
373 Inverness Parkway, Suite 206
Englewood, CO 80112
E-mail: josh.disbrow@aytubio.com
Attention: Joshua Disbrow, Chief Executive Officer

with a copy (which shall not constitute notice) to:

Dorsey & Whitney
111 S Main Street, Suite 2100
Salt Lake City, UT 84111
E-mail: taylor.nolan@dorsey.com
keller.troy@dorsey.com
Attention: Nolan Taylor and Troy Keller and if to Sellers, to:

Rumpus Therapeutics, LLC
624 Creek Lane
Flourtown, PA 19031
E-mail: topher@rumpustx.com; nate@rumpustx.com
Attention: Christopher Brooke and Nathaniel Massari

with a copy (which shall not constitute notice) to:

Ballard Spahr LLP
1735 Market Street 51st Floor
Philadelphia, Pennsylvania 19103-7599

Attention: John Devine
Email: devinej@ballardspahr.com

provided that any notice received at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day.

Section 7.3. Consents and Approvals. For any matter under this Agreement requiring the consent or approval of a Party to be valid and binding on the Party, such consent or approval must be in writing.

Section 7.4. Counterparts. This Agreement may be executed in one or more counterparts (including by transmission-mail), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

Section 7.5. Entire Agreement; No Third Party Beneficiaries. This Agreement and the Related Documents constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and the Related Documents. Except as provided in Article VI, this Agreement is for the sole benefit of the Parties hereto and is not intended to and does not confer upon any Person other than the Parties any legal or equitable rights or remedies.

Section 7.6. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, and any assignment without such consent shall be null and void, except that Buyer may assign any or all of its rights and obligations under this Agreement (a) to any of its Affiliates or (b) to a Third Party successor to substantially all of the assets, product(s) or business of such Party to which this Agreement relates, whether in a merger, sale of stock, sale of assets (including through a spin-off or product divesture) or other transaction (a “Change of Control”) without the consent of Sellers. No assignment pursuant to this Section 7.6 will relieve the assigning Party of its responsibility for the performance of any of its obligations hereunder to the extent not performed by the assignee. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 7.7. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 7.8.         Enforcement.

(a)         Each Party irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery or in the event (but only in the event) that such court does not have subject matter jurisdiction, in any federal court within the State of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or the Contemplated Transactions. Each Party agrees to commence any such action, suit or proceeding either in the Delaware Court of Chancery or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in any federal court within the State of Delaware. Each Party further agrees that service of any process, summons, notice or document by the U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 7.8. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Contemplated Transactions in (x) the Delaware Court of Chancery, and (y) any federal court within the State of Delaware, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b)         EACH PARTY WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY. Each Party (i) certifies that no representative, agent or attorney of the other Party has represented, expressly or otherwise, that such Party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Party has been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 7.8(b).

(c)         The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery, and any federal court within the State of Delaware, this being in addition to any other remedy to which they are entitled at law (subject to Section 6.6 or in equity and as further set forth in this Section 7.8).

Section 7.9. Severability. If any term or other provision of this Agreement or any Related Document is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement or such Related Document shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement or such Related Document so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 7.10. Amendment; Waiver. No modification, amendment or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the Party against whom enforcement of any such modification, amendment or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance by the other Parties with any representation, warranty, covenant, agreement or obligation contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Neither the failure of any Party to enforce, nor the delay of any Party in enforcing, any condition or part of this Agreement at any time shall be construed as a waiver of that condition or part or forfeit any rights to future enforcement thereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

BUYER:

AYTU BIOPHARMA, INC.

By:

Name: Joshua Disbrow

Title: Chief Executive Officer

SELLERS:

RUMPUS VEDS LLC

By:

Name: Christopher Brooke

Title: President

RUMPUS THERAPEUTICS LLC

By:

Name: Christopher Brooke

Title: President

RUMPUS VASCULAR LLC

By:

Name: Christopher Brooke

Title: President

CHRISTOPHER BROOKE

NATHANIEL MASSARI

[Signature Page to Asset Purchase Agreement]